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EXHIBIT 99.1

PACIFIC ENERGY PARTNERS, L.P. (Note 1)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31 2003
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,832	$9,699
Crude oil sales receivable	28,210	33,766
Transportation and storage accounts receivable	16,152	16,828
Crude oil inventory	5,267	2,272
Spare parts inventory	1,644	1,644
Prepaid expenses	3,319	4,182
Other	650	405

Total current assets	97,074	68,796
Property and equipment, net	565,285	567,954
Investment in Frontier (note 4)	6,897	6,886
Other assets	16,284	6,567

	$685,540	$650,203

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$12,825	$11,506
Accrued crude oil purchases	25,621	31,602
Due to related parties (note 7)	736	580
Derivatives liability—current portion	5,535	4,986
Other	1,121	1,317

Total current liabilities	45,838	49,991
Long-term debt (note 5)	225,000	298,000
Derivatives liability	4,309	622
Other liabilities	6,523	6,523

Total liabilities	281,670	355,136
Commitments and contingencies (note 9)
Partners' capital (note 6):
Common unitholders (18,641,763 and 14,441,763 units outstanding at March 31, 2004 and December 31, 2003, respectively)	358,756	246,952
Subordinated unitholders (10,465,000 units outstanding at March 31, 2004 and December 31, 2003)	47,229	49,010
General Partner interest	6,332	3,975
Undistributed employee long-term incentive compensation	1,397	738
Accumulated other comprehensive loss	(9,844)	(5,608)

Net partners' capital	403,870	295,067

	$685,540	$650,203

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. (Note 1)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2004	2003
	(in thousands, except per unit amounts) (unaudited)
Pipeline transportation revenue	$24,727	$25,320
Storage and terminaling revenue	10,123	—
Crude oil sales, net of purchases of $81,115 and $86,652 for the three months ended March 31, 2004 and 2003	4,812	5,630

Net revenue before operating expenses	39,662	30,950

Expenses:
Operating	18,917	12,648
Transition costs	—	397
General and administrative	3,854	3,982
Depreciation and amortization	5,242	4,181

	28,013	21,208
Share of net income of Frontier	393	341

Operating income	12,042	10,083
Other income	142	35
Interest income	19	56
Interest expense	(4,126)	(4,046)

Net income	$8,077	$6,128

Net income for the general partner interest	$162	$123

Net income for the limited partner interests	$7,915	$6,005

Basic net income per limited partner unit	$0.32	$0.29
Diluted net income per limited partner unit	$0.31	$0.29
Weighted average limited partner units outstanding:
Basic	24,999	20,930
Diluted	25,149	21,000

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. (Note 1)

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

	Limited Partner Units		Limited Partner Amounts			Undistributed Employee Long-Term Incentive Compensation
							Accumulated Other Comprehensive Loss
					General Partner Interest
	Common	Subordinated	Common	Subordinated				Total
	(in thousands) (unaudited)
Balance, December 31, 2003	14,442	10,465	$246,952	$49,010	$3,975	$738	$(5,608)	$295,067
Net income	—	—	4,594	3,321	162	—	—	8,077
Distribution to partners	—	—	(7,040)	(5,102)	(248)	—	—	(12,390)
Issuance of common units, net of fees and offering expenses (note 6)	4,200	—	114,250	—	—	—	—	114,250
General partner contribution related to issuance of common units (note 6)	—	—	—	—	2,443	—	—	2,443
Undistributed employee compensation under long-term incentive plan	—	—	—	—	—	659	—	659
Change in fair value of hedging derivatives	—	—	—	—	—	—	(4,236)	(4,236)

Balance, March 31, 2004	18,642	10,465	$358,756	$47,229	$6,332	$1,397	$(9,844)	$403,870

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. (Note 1)

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2004	2003
	(in thousands) (unaudited)
Net income	$8,077	$6,128
Change in fair value of hedging derivatives	(4,236)	(861)

Comprehensive income	$3,841	$5,267

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. (Note 1)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2004	2003
	(in thousands) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,077	$6,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,242	4,181
Amortization of debt issue costs	311	270
Non-cash portion of employee compensation under long-term incentive plan	659	1,034
Share of net income of Frontier	(393)	(341)
Distributions from Frontier, net	289	998

	14,185	12,270
Net changes in operating assets and liabilities:
Crude oil sales receivable	5,556	(6,616)
Transportation and storage accounts receivable	676	(2,589)
Other current assets and liabilities	(2,417)	(505)
Accounts payable and other accrued liabilities	1,319	(1,780)
Accrued crude oil purchases	(5,981)	5,202
Other non-current assets and liabilities	—	(88)

	(847)	(6,376)

NET CASH PROVIDED BY OPERATING ACTIVITIES	13,338	5,894

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(2,413)	(560)
Acquisitions	(9,920)	—
Other	—	47

NET CASH USED IN INVESTING ACTIVITIES	(12,333)	(513)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common units, net of fees and offering expenses	114,250	—
Capital contributions from the general partner	2,443	—
Proceeds from note payable to bank	16,500	—
Repayment of long-term debt	(89,500)	—
Deferred financing costs	(175)	—
Distributions to partners	(12,390)	(9,878)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	31,128	(9,878)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	32,133	(4,497)
CASH AND CASH EQUIVALENTS, beginning of reporting period	9,699	23,873

CASH AND CASH EQUIVALENTS, end of reporting period	$41,832	$19,376

Supplemental disclosures:
Cash paid for interest	$4,187	$3,860
Non-cash financing and investing activities:
Change in fair value of interest rate hedging derivatives	$(4,236)	$(861)

See accompanying notes to condensed consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(Unaudited)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

        On July 26, 2002, Pacific Energy Partners, L.P. and its subsidiaries (the "Partnership") completed an initial public offering of common units representing limited partner interests. The Partnership, which was formed by The Anschutz Corporation ("TAC") in February 2002, and its subsidiaries are engaged principally in the business of gathering, transporting, storing and distributing crude oil and other dark products in California and the Rocky Mountain region. Revenue is generated primarily by charging tariff rates for transporting crude oil on the Partnership's pipelines and by leasing capacity in its storage facilities. The Partnership also buys, blends and sells crude oil, activities that are complementary to the Partnership's pipeline transportation business. The Partnership's business operations are organized into two regional operating units: West Coast operations and Rocky Mountain operations.

        The Partnership owns 100% of Pacific Energy Group LLC ("PEG"), whose subsidiaries consist of: (i) Pacific Pipeline System LLC ("PPS"), owner of Line 2000 and the Line 63 system, (ii) Pacific Terminals LLC ("PT"), owner of the Pacific Terminals storage and distribution system, (iii) Pacific Marketing and Transportation LLC ("PMT"), owner of the PMT gathering and blending system, (iv) Rocky Mountain Pipeline System LLC ("RMPS"), owner of the Western Corridor system, the Salt Lake City Core system and AREPI pipeline and (v) Ranch Pipeline LLC ("RPL"), owner of a 22.22% partnership interest in Frontier Pipeline Company ("Frontier"). On January 1, 2004, Anschutz Ranch East Pipeline LLC, which had been a wholly-owned subsidiary of PEG, was merged into RMPS. PPS, PT and PMT comprise the West Coast segment. RMPS and RPL comprise the Rocky Mountain segment. Certain costs of PEG are also included in each segment.

        The general partner of the Partnership is Pacific Energy GP, Inc. ("General Partner"), a wholly owned, indirect subsidiary of TAC. In addition to the 2% general partner interest held by the General Partner, TAC also owns 10,465,000 subordinated units of the Partnership.

        On July 31, 2003, PT completed the acquisition of the storage and pipeline distribution assets for a total purchase price of $173 million. The purchase was funded through $90 million of proceeds from the issuance of additional common units on August 25, 2003, and borrowings under the Partnership's revolving credit facility. The consolidated financial statements reflect the ownership and results of operations of PT for the period from the date of acquisition.

        The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and with Securities and Exchange Commission ("SEC") regulations. Accordingly, these statements have been condensed and do not include all of the information and footnotes required for complete financial statements. These statements involve the use of estimates and judgments where appropriate. In the opinion of management, all adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. The results of operations for the three months ended March 31, 2004 and 2003 are not necessarily indicative of the results of operations for the full year. The financial data for the three months ended March 31, 2004 and 2003 is derived from the Partnership's unaudited condensed consolidated financial statements. The financial data as of December 31, 2003 is derived from the Partnership's audited consolidated financial statements. All significant intercompany balances and transactions have been eliminated during the consolidation process.

        These financial statements should be read in conjunction with the Partnership's audited consolidated financial statements and notes thereto included in the Partnership's annual report on Form 10-K for the year ended December 31, 2003.

  Description of Business

  West Coast Segment

        The Partnership's West Coast operations are comprised of the following assets, all of which are operated and owned 100% by the Partnership:

        PPS owns and operates two crude oil pipelines, Line 2000 and the Line 63 system. Line 2000, which began operation in January 1999, consists of a 130-mile, insulated crude oil pipeline with a permitted annual throughput capacity of 130,000 barrels per day ("bpd"). It is an intrastate common carrier crude oil pipeline that extends from Kern County in the San Joaquin Valley of California to the Los Angeles Basin where it has direct and indirect connections to various refineries and terminal facilities.

        The Line 63 system includes a 107-mile crude oil pipeline capable of shipping approximately 105,000 barrels of crude oil per day from the San Joaquin Valley to various refineries and delivery points in the Los Angeles Basin and in Bakersfield. The Line 63 system also includes 156 miles of gathering lines, 60 miles of distribution lines and 22 storage tanks with a total of approximately 1.2 million barrels of storage capacity. Most of the storage assets are located in the San Joaquin Valley and are primarily used to facilitate the transportation of crude oil on the Partnership's pipelines.

        PT was formed in February 2002 in connection with the acquisition on July 31, 2003 of the Pacific Terminals storage distribution system, for an all-in purchase price of approximately $173.0 million. The Pacific Terminals storage and distribution system consists of 70 miles of distribution pipelines in active service and 34 storage tanks with a total of approximately 9.0 million barrels of storage capacity. Of this total capacity, approximately 6.7 million barrels are in active commercial service, 0.4 million barrels are used primarily for "throughput" to other tanks and do not generate revenue independently, approximately 1.7 million barrels are idle but could be reconditioned and brought into service, and approximately 250,000 barrels are in displacement oil service. The purchase of these assets resulted in negative goodwill of $20.5 million, which was allocated proportionately to reduce property and equipment and displacement oil and minimum tank inventories of PT.

        PMT's assets include a proprietary crude oil gathering and blending pipeline system located in the San Joaquin Valley. The PMT system consists of 103 miles of gathering pipelines and six storage and blending facilities with a total of approximately 250,000 barrels of storage capacity and up to 65,000 bpd of blending capacity. PMT is interconnected to our Line 63 system. PMT buys, blends and sells crude oil, activities that are complementary to the Partnership's pipeline transportation business.

  Rocky Mountain Segment

        The Partnership's Rocky Mountain operations are comprised of the following assets, which form an integrated pipeline network:

        RMPS pipeline and related assets include the Western Corridor system, the Salt Lake City Core system and AREPI pipeline. The Western Corridor system is an interstate and intrastate common carrier crude oil pipeline system consisting of 1,012 miles of pipelines extending from dual origination points at the Canadian Border. The Western Corridor system consists of three contiguous crude oil pipelines: Glacier pipeline, Beartooth pipeline and Big Horn pipeline. The Partnership owns various undivided interests in each of these three pipelines, which gives the Partnership rights to a specified portion of each pipeline's throughput capacity, and operates the Beartooth and Big Horn pipelines.

        The Salt Lake City Core system is also an interstate and intrastate common carrier crude oil pipeline system which consists of 913 miles of crude oil pipelines, 209 miles of gathering pipelines and 29 storage tanks with a total of approximately 1.4 million barrels of storage capacity. The Partnership owns and operates 100% of the Salt Lake City Core system.

        AREPI pipeline is an interstate common carrier crude oil pipeline consisting of a 42 mile crude oil pipeline and three storage tanks with a total of approximately 0.1 million barrels of storage capacity. The Partnership owns and operates 100% of the AREPI pipeline.

        RPL owns a 22.2 partnership interest in Frontier, a Wyoming general partnership, which owns the Frontier pipeline. The Frontier pipeline is a 290 mile pipeline with a throughput capacity of 62,200 barrels per day that originates in Casper, Wyoming and delivers crude oil to AREPI pipeline and the Salt Lake City Core system.

  Management Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date as well as the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

        The Partnership's most significant estimates involve the valuation of individual assets acquired in purchase transactions, the useful lives of property and equipment, the expected costs of environmental remediation, accounting for the potential impact of regulatory proceedings or other actions with shippers on the Partnership's pipelines, and the valuation of inventory, displacement oil and minimum tank inventories.

  Income Taxes

        No provision for federal or state income taxes related to operations is included in the accompanying condensed consolidated financial statements. The Partnership is not a taxable entity and is not subject to federal or state income taxes as the tax effect of operations is accrued to its unitholders. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the Partnership's First Amended and Restated Agreement of Limited Partnership, as amended. Individual unitholders have different investment bases depending upon the timing and price of acquisition of partnership units. Further, each unitholder's tax accounting, which is partially dependent upon the unitholder's tax position, differs from the accounting followed in the condensed consolidated financial statements. Accordingly, the aggregate difference in the basis of the Partnership's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder's tax attributes in the Partnership is not available to the Partnership.

        In addition to federal and state income taxes, unitholders may be subject to other taxes, such as local, estate, inheritance or intangible taxes which may be imposed by the various jurisdictions in which the Partnership does business or owns property.

        Upon completion of the Rangeland and MAPL transactions described in "Note 2—Acquisition Agreements", the Partnership's Canadian subsidiaries will be taxable entities in Canada and will be subject to Federal and provincial income taxes. In addition, monies repatriated from Canada into the U.S. may be subject to withholding taxes. Individual unitholders will generally have no responsibility to file Canadian tax returns.

  Net Income per Unit

        Basic net income per limited partner unit is determined by dividing net income after deducting the amount allocated to the general partner interest, by the weighted average number of outstanding limited partner units.

        Diluted net income per limited partner unit is calculated in the same manner as basic net income per limited partners unit above, except that the weighted average number of outstanding limited partner units is increased to include the dilutive effect of outstanding options and restricted units by application of the treasury stock method. Following is a reconciliation of the basic weighted average outstanding limited partner units to diluted weighted average limited partner units.

	Three Months Ended March 31,
	2004	2003
	(in thousands) (unaudited)
Basic weighted average limited partner units	24,999	20,930
Effect of restricted units	134	68
Effect of options	16	2

Diluted weighted average limited partner units	25,149	21,000

  Reclassifications

        Certain prior year balances in the accompanying condensed consolidated financial statements have been reclassified to the current year presentation.

  Accounting Pronouncements

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN46R). FIN46R requires companies to evaluate variable interest entities for specific characteristics to determine whether additional consolidation and disclosure requirements apply. The transition guidance requires the application of FIN 46R to all special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003 and immediately to all entities created after January 31, 2003. The adoption of FIN 46R did not have any impact on the Partnership's consolidated financial statements.

2.    ACQUISITION AGREEMENTS

  Pending Rangeland Acquisition

        On February 23, 2004, the Partnership entered into a definitive share purchase and sale agreement to acquire the Rangeland Pipeline System from BP Canada Energy Company. The Rangeland Pipeline System, which is located in the province of Alberta, Canada, consists of Rangeland Pipeline Company, Rangeland Marketing Company and Aurora Pipeline Company Ltd. The acquisition price for the Rangeland Pipeline System is $130.0 million (Canadian) plus an estimated $26.0 million (Canadian) for linefill, working capital, transaction costs and transition capital expenditures. At an exchange rate of $1 U.S. to $1.31 Canadian, as of March 31, 2004, the total purchase price would be approximately US$119 million. Closing of the transaction is expected in May 2004 following fulfillment of customary closing conditions. During the quarter ended March 31, 2003, the Company made a deposit of $9.7 million related to the acquisition of the Rangeland Pipeline System, which is recorded in "Other assets" on the accompanying condensed consolidated balance sheets.

  MAPL Letter of Intent

        On February 24, 2004, the Partnership entered into a non-binding letter of intent to purchase the Mid Alberta Pipeline ("MAPL") assets, also in Alberta, from Imperial Oil Resources. This transaction is subject to completion of a definitive purchase and sale agreement and fulfillment of such closing conditions as may be included in the purchase and sale agreement. The transaction is expected to close in the second quarter of 2004.

3.    DEVELOPMENT PROJECT

        In the first quarter of 2004, the Partnership completed a feasibility study with respect to the development of a new deepwater petroleum import terminal and related storage and pipeline distribution facilities to handle marine receipts of crude oil and feedstocks in the Port of Los Angeles

(the "Pier 400 Project") and is proceeding with the next phase of development. The Pier 400 Project will be subject to environmental permitting requirements and will require approvals from a variety of governmental agencies, including the Board of Harbor Commissioners, various agencies of the City of Los Angeles and the Los Angeles City Council. The Partnership also entered into a project development agreement with two subsidiaries of Valero Energy Corporation (the "Valero Agreement") that defined the project facilities to be constructed by the Partnership, and which is subject to the satisfaction of various conditions, including completion of a mutually satisfactory terminalling services agreement with a 30 year, 50,000 bpd volume commitment from Valero to support the project. In addition, the Partnership and the Port of Los Angeles have identified several possible sites for construction of storage facilities by the Partnership and have agreed to begin the review process required by the California Environmental Quality Act ("CEQA"). Completion of construction and start up of the project is targeted for late 2006. Through March 31, 2004, the Partnership capitalized $5.6 million related to the project.

4.    INVESTMENT IN FRONTIER PIPELINE COMPANY

        RPL owns a 22.22% partnership interest in Frontier, which is accounted for by the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor's share of distributions and net income or loss of the investee as they occur. Recognition of any such loss is generally limited to the total of the investor's investment in, advances to, commitments and guarantees for the investee.

        The summarized balance sheets of Frontier at March 31, 2004 and December 31, 2003, and the statements of income for the three months ended March 31, 2004 and 2003 are presented below:

Balance Sheets

	March 31, 2004	December 31, 2003
	(in thousands) (unaudited)
Current assets	$2,025	$2,013
Property and equipment, net	8,844	8,900
Other assets	1	1

	$10,870	$10,914

Current liabilities	$5,834	$6,313
Other liabilities	2,124	2,159
Partners' capital	2,912	2,442

	$10,870	$10,914

Statements of Income

	Three Months Ended March 31,
	2004	2003
	(in thousands) (unaudited)
Revenue	$2,601	$2,130

Net income	$1,771	$1,537

        The unamortized portion of the excess cost over the Partnership's share of net assets of Frontier is $6.8 million and $6.9 million at March 31, 2004 and December 31, 2003, respectively. This excess cost over the Partnership's share of net assets represents the difference between the historical cost and the fair value of property and equipment at acquisition dates. The Partnership is amortizing this excess cost over the life of the related property and equipment.

5.    LONG-TERM DEBT

        The Partnership's long-term debt obligations at March 31, 2004 and December 31, 2003 are shown below:

	March 31, 2004	December 31, 2003
	(in thousands) (unaudited)
Senior secured revolving credit facility	$—	$73,000
Senior secured term loan facility	225,000	225,000

Total	225,000	298,000
Less current portion	—	—

Long-term debt	$225,000	$298,000

        PEG is the borrower under both the revolving credit facility and the term loan, which are guaranteed by the Partnership and certain of PEG's operating subsidiaries. The revolving credit facility and term loan are both fully recourse to PEG and the guarantors, but non-recourse to the General Partner. Obligations under the revolving credit facility and the term loan are secured by pledges of membership interests in and the assets of PEG and certain of PEG's operating subsidiaries.

        The revolving credit facility is a $200.0 million facility that is available for general partnership purposes, including working capital, letters of credit and distributions to unitholders, and to finance future acquisitions. Borrowings under the revolving credit facility are limited by various financial covenants in the credit agreement. The revolving credit facility also has a borrowing sublimit of $45.0 million for working capital, letters of credit and partnership distributions to unitholders. At March 31, 2004, there were no borrowings under the revolving credit facility and no letters of credit were outstanding as of that date.

        The revolving credit facility matures on July 26, 2007, at which time all outstanding amounts will be due and payable. The Partnership will be required to amortize amounts outstanding under the term loan at 1% per annum, payable on a quarterly basis with the first payment due September 2005. A 97% balloon payment on the term loan will be due at maturity in July 2009.

        Effective December 12, 2003, PEG and its lenders amended the interest rates and other fees under the credit facilities. Subject to certain limited exceptions, indebtedness under the revolving credit facility and the term loan now bear interest at PEG's option, at either (i) the base rate, which is equal to the higher of the prime rate as announced by Fleet National Bank or the Federal Funds rate plus 0.50% (each plus an applicable margin ranging from 0% to 0.25% for the term loan) or (ii) LIBOR plus an applicable margin ranging from 0.75% to 2.00% for the revolving credit facility and ranging from 2.00% to 2.25% for the term loan. The applicable margins are subject to change based on the credit rating of the facilities or, if they are not rated, the credit rating of PEG. They may also increase for periods of time after significant acquisitions until additional equity is raised by the Partnership.

        PEG incurs a commitment fee which ranges from 0.125% to 0.375% per annum on the unused portion of the revolving credit facility. Under the credit agreement, PEG is prohibited from declaring dividends or distributions if any event of default, as defined in the credit agreement, occurs or would result from such declaration. In addition, the credit agreement contains certain financial covenants and covenants limiting the ability of PEG and certain of its subsidiaries to, among other things, incur or guarantee indebtedness, change ownership or structure, including consolidations, liquidations and dissolutions and enter into a new line of business. At March 31, 2004, PEG and its subsidiaries that are guarantors under the credit agreement were in compliance with all such covenants.

6.    PARTNERS' CAPITAL

        On March 30, 2004, the Partnership issued and sold 4,200,000 common units in an underwritten public offering at a price of $28.50. The common units sold in the offering were registered pursuant to the registration statement on SEC Form S-3 filed on August 1, 2003. Net proceeds from the offering, including the general partner's contribution of $2.4 million, totaled approximately $116.7 million after deducting underwriting fees and offering expenses of $5.4 million. The Partnership repaid approximately $10 million in borrowings under its U.S. revolving credit facilities which was incurred in the first quarter of 2004 to fund a deposit on the Rangeland acquisition and intends to use approximately $76 million of the net proceeds to fund a portion of the aggregate purchase price of the Rangeland and Mid Alberta pipeline acquisitions. Pending the use of this portion of the net proceeds for the Rangeland and Mid Alberta Pipeline acquisitions, and together with the balance of the net proceeds, the Partnership repaid the remaining $79.5 million of borrowings outstanding under its U.S. revolving credit facility and added to its cash balance.

        In addition to using $86 million of net proceeds to fund a portion of the Rangeland and Mid Alberta pipeline acquisitions, the Partnership is effectively utilizing the remaining $31 million in net proceeds as follows: (i) $8 million to repay borrowings incurred in the second half of 2003 to fund growth capital expenditures, (ii) $10 million to repay borrowings under its U.S. revolving credit facility to increase availability under that facility to fund 2004 growth capital projects including pre-construction development activities for the Pier 400 Project and establishing a new connection between AREPI pipeline and the Salt Lake City Core System and other growth capital expenditures, and (iii) $13 million to repay borrowings to increase its available borrowing capacity to fund future growth capital projects.

        Subsequent to the end of the quarter, on April 12, 2004, the underwriters exercised a portion of the over-allotment option granted in connection with the offering of common units on March 30, 2004 and purchased an additional 425,000 common units from the Partnership at a price of $28.50 per unit to cover over allotments. Including the related capital contribution of the General Partner of $247,000, the partnership received net proceeds of $11.8 million after underwriting fees. The Partnership has temporarily added these net proceeds to its cash balance. Following the closing of the Canadian acquisitions and associated re-borrowings under its U.S. revolving credit facility, the Partnership will in effect use the $12 million in net proceeds from the exercise of the overallotment option to reduce the balance outstanding under its revolving credit facility pending future investment in capital projects.

7.    RELATED PARTY TRANSACTIONS

        In the ordinary course of its operations, the Partnership engages in various transactions with TAC and its affiliates. These transactions, which are more thoroughly described below, are summarized in the following table for the three months ended March 31, 2004 and 2003:

	Three Months Ended March 31,
	2004	2003
	(in thousands) (unaudited)
Pipeline transportation revenue:
The Anschutz Corporation and affiliates	$169	$641
General and administrative expense:
The Anschutz Corporation and affiliates	$49	$45

        Related party balances at March 31, 2004 and December 31, 2003 were as follows:

	March 31, 2004	December 31, 2003
	(in thousands) (unaudited)
Amounts included in accounts receivable:
The Anschutz Corporation and affiliates	$94	$155

Amounts included in due to related parties:
The Anschutz Corporation and affiliates	$25	$—
Pacific Energy GP, Inc.	711	580

Total	$736	$580

Amounts included in undistributed long-term incentive compensation:
Pacific Energy GP, Inc.	$1,397	$738

  Revenue from Related Parties

        A subsidiary of TAC was a shipper on Line 2000 and was charged the published tariff rates applicable to "participating shippers" until March 31, 2003, when an agreement between the TAC subsidiary and a third party, the performance of which required the TAC subsidiary to ship on Line 2000, was assigned to PMT for consideration equal to the value of inventory that was transferred to PMT. In addition, a subsidiary of TAC is a shipper on RMPS's pipeline systems and the AREPI pipeline and is charged published tariff rates.

        RMPS serves as the contract operator for certain gas producing properties owned by a subsidiary of TAC in Wyoming and Utah, in exchange for which RMPS is reimbursed its direct costs of operation and is paid an annual fee of $0.3 million as compensation for the time spent by RMPS management and for other overhead services related to their activities. In addition, beginning in 2003, RMPS's trucking operation began hauling water for a TAC subsidiary at rates equivalent to those charged to third parties.

        RMPS also receives a management fee from Frontier Pipeline in connection with time spent by RMPS management and for other services related to the pipeline's activities. RMPS received $0.2 million for each of the three months ended March 31, 2004 and 2003.

  Expenses Paid to Related Parties

        General and Administrative Expense:    In 2002, the Partnership began utilizing the financial accounting system owned and provided by TAC under a shared services arrangement. In addition, the Partnership from time to time utilizes the services of TAC's risk management personnel for acquiring the Partnership's insurance, and the Partnership's surety bonds are issued under TAC's bonding line. Beginning January 2003, TAC began charging the Partnership a fee of $0.1 million per year for these services and continues to charge the Partnership for any out-of-pocket costs it incurs. The fixed annual fee includes all license, maintenance and employee costs associated with the Partnership's use of the financial accounting system.

        Beginning January 2003, the Partnership leased approximately 4,700 square feet of office space from an affiliate of TAC, for a term of five years at an initial annual cost of $0.1 million.

        Cost Reimbursements:    The Partnership does not have any employees. The General Partner, which is a wholly owned indirect subsidiary of TAC, employed approximately 260 individuals at March 31, 2004 who directly supported the operations of the Partnership. All expenses incurred by the General Partner on behalf of the Partnership are charged to the Partnership.

        The operating and general and administrative cost reimbursement amounts above exclude reimbursements for property, casualty and directors and officers' insurance premiums paid by TAC on behalf of the Partnership. Beginning with the 2003-2004 insurance policy period, the Partnership incurred these costs directly. In addition, out-of-pocket costs incurred by TAC for the benefit of the Partnership for computer consultants and surety bonds were also reimbursed by the Partnership.

8.    SEGMENT INFORMATION

        The Partnership's business and operations are organized into two regional operating units: West Coast operations and Rocky Mountain operations. The West Coast operations include PPS, PMT, and PT (for the period from July 31, 2003 to March 31, 2004). Rocky Mountain operations include RMPS and RPL. The reporting units comprising each segment have been aggregated to reflect how the assets are operated and managed. General and administrative costs, which consist of executive management, accounting and finance, human resources, information technology, investor relations, legal, and marketing and business development, are not allocated to the individual segments. Information regarding these two operating units is summarized below:

	West Coast Operations	Rocky Mountain Operations	Intersegment and Intrasegment Eliminations	Total
	(in thousands) (unaudited)
Three months ended March 31, 2004
Segment revenue:
Pipeline transportation revenue	$15,691	$10,543	$(1,507)	$24,727
Storage and distribution revenue(1)	10,223	—	(100)	10,123
Crude oil sales, net of purchases(2)	4,812	—		4,812

Net revenue	30,726	10,543		39,662

Expenses:
Operating	14,706	5,818	(1,607)	18,917
Transition costs	—	—		—
Depreciation and amortization	3,765	1,477		5,242

Total expenses	18,471	7,295		24,159

Share of net income of Frontier	—	393		393

Operating income(3)	$12,255	$3,641		$15,896

Identifiable assets(4)	$511,254	$123,837		$635,091
Capital expenditures	$1,122	$1,291		$2,413
Three months ended March 31, 2003
Segment revenue:
Pipeline transportation revenue	$17,334	$9,399	$(1,413)	$25,320
Storage and distribution revenue(1)	—	—		—
Crude oil sales, net of purchases(2)	5,630	—		5,630

Net revenue	22,964	9,399		30,950

Expenses:
Operating	9,419	4,642	(1,413)	12,648
Transition costs	—	397		397
Depreciation	2,822	1,359		4,181

Total expenses	12,241	6,398		17,226

Share of net income of Frontier	—	341		341

Operating income(3)	$10,723	$3,342		$14,065

Identifiable assets(4)	$343,038	$131,798		$474,836
Capital expenditures	$370	$190		$560

(1)
Includes the operations of the PT storage and distribution system, which PT acquired on July 31, 2003.

(2)
The above amounts are net of purchases of $81,115 and $86,652 for 2004 and 2003, respectively.

(3)
The following is a reconciliation of operating income as stated above to the statements of income:

	Three Months Ended
	March 31, 2004	March 31, 2003
	(in thousands) (unaudited)
Income Statement Reconciliation
Operating income from above:
West Coast Operations	$12,255	$10,723
Rocky Mountain Operations	3,641	3,342

Operating income	15,896	14,065
Less: General and administrative	3,854	3,982

Operating income	12,042	10,083
Other income	142	35
Interest income	19	56
Interest expense	(4,126)	(4,046)

Net income	$8,077	$6,128

(4)
Identifiable segment assets do not include assets related to the Partnership's corporate activity. As of March 31, 2004 and 2003, corporate related assets were $50,449 and $12,235 respectively.

9.    COMMITMENTS AND CONTINGENCIES

        On March 15, 2002, Sinclair Oil Corporation ("Sinclair") filed a complaint with the Wyoming Public Service Commission ("WPSC") alleging that RMPS's common stream rules and specifications and RMPS's refusal to prohibit certain types of crude oil diluents from the sour crude oil common stream, all in respect of the Big Horn segment of the Western Corridor system, are adverse to Sinclair and the public interest. On October 21, 2003, the WPSC issued a decision adverse to RMPS, the full impact to RMPS of which could not be determined in the absence of further clarification from the WPSC. On March 9, 2004, after RMPS filed a motion for a rehearing with the WPSC, RMPS entered into a stipulation and agreement with Sinclair, Conoco Pipe Line Company and ConocoPhillips Company that, subject to the satisfaction of various conditions, including the approval of various tariff provisions by shippers and the Federal Energy Regulatory Commission ("FERC"), will provide a resolution of Sinclair's complaint at no material cost to RMPS. Regardless of whether the conditions to the effectiveness of the stipulation and agreement are satisfied, the Partnership does not expect this matter to have a material adverse effect on its consolidated financial position or results of operations.

        On February 18, 2004, a decision was issued by the FERC finding Frontier liable to Big West Oil Company and Chevron Products Company (the "Complainants") for tariff reparations in the aggregate amount of approximately $4.2 million plus interest which, as of December 31, 2003, was approximately $1 million. The Partnership's earnings for 2003 reflected a charge for its 22.22% share of this total amount. In reaching its decision, the FERC ruled that certain joint rates in which Frontier participated were unjust and unreasonable, but ruled in favor of Frontier on the issue of whether Complainants were entitled to reparations for volumes shipped by third parties. Frontier and the Complainants have each filed motions for rehearing asking the FERC to reconsider those issues determined adversely to them, respectively. In addition, the Complainants have appealed the issue determined adversely to them to the U.S. Court of Appeals. If the third party volume issue being appealed by the Complainants is reversed, the total reparations award would, in the absence of a reversal of any other issues, increase by approximately $740,000, plus interest thereon. Of this amount, 22.22% would be borne by the Partnership. The Partnership cannot predict the outcome of the pending motions for rehearing or appeal, but it does not expect this matter to have a material adverse effect on its consolidated financial position or results of operations.

        The Partnership is subject to numerous federal, state and local laws which regulate the discharge of materials into the environment or that otherwise relate to the protection of the environment. The Partnership currently has environmental remediation liabilities of $5.5 million and right-of-way liabilities of $1.0 million, at March 31, 2004 resulting from various acquisitions which is classified in the condensed consolidated balance sheets within "other liabilities." The actual future costs for environmental remediation activities will depend on, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and required to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates and the determination of the Partnership's liability at multi-party sites, if any, in light of uncertainties with respect to joint and several liability, and the number, participation levels and financial viability of other potentially responsible parties.

        The Partnership is involved in various other regulatory disputes, litigation and claims arising out of its operations in the normal course of business. However, the Partnership is not currently a party to any legal or regulatory proceedings, the resolution of which it could expect to have a material adverse effect on its business, financial condition or results of operations.

10.    SUBSEQUENT EVENT

        On April 7, 2004, the Partnership declared a cash distribution of $0.4875 per limited partner unit, payable on May 14, 2004, to unitholders of record as of April 30, 2004.

11.    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        Pacific Energy Partners, L.P. and its predecessor are referred to as "Parent." Rocky Mountain Pipeline System LLC, Pacific Marketing and Transportation LLC, Ranch Pipeline LLC and Pacific Energy Group LLC are collectively referred to as the "Guarantor Subsidiaries." Pacific Pipeline System LLC and Pacific Terminals LLC are referred to as "Non-Guarantor Subsidiaries."

        The following supplemental condensed consolidating financial information reflects our separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of our other non-guarantor subsidiaries, the combined consolidating adjustments and eliminations and our consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, our investments in our subsidiaries and the Guarantor Subsidiaries' investments in their subsidiaries are accounted for under the equity method of accounting:

	Balance Sheet March 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Assets:
Current asssets	$3,086	$77,409	$23,322	$(6,743)	$97,074
Property and equipment	—	126,340	438,945	—	565,285
Equity investments	314,784	176,061	—	(483,948)	6,897
Intercompany notes receivable	86,000	276,400	—	(362,400)	—
Other assets	—	14,734	1,550	—	16,284

Total assets	$403,870	$670,944	$463,817	$(853,091)	$685,540

Liabilities and partners' capital:
Current liabilities	$—	$40,428	$12,153	$(6,743)	$45,838
Long-term debt	—	225,000	—	—	225,000
Intercompany notes payable	—	86,000	276,400	(362,400)	—
Other liabilities	—	4,732	6,100	—	10,832
Total partners' capital	403,870	314,784	169,164	(483,948)	403,870

Total liabilities and partners' capital	$403,870	$670,944	$463,817	$(853,091)	$685,540

	Statement of Income Three Months Ended March 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Operating revenues	$—	$15,356	$25,913	$(1,607)	$39,662
Operating expenses	—	(9,700)	(10,824)	1,607	(18,917)
General and administrative expense(1)	—	(3,828)	(26)	—	(3,854)
Depreciation and amortization expense	—	(1,595)	(3,647)	—	(5,242)
Share of net income of Frontier	—	393	—	—	393

Operating income	—	626	11,416	—	12,042
Interest expense	—	(4,126)	—	—	(4,126)
Intercompany interest income (expense)	—	3,747	(3,747)	—	—
Equity earnings	8,076	7,710	—	(15,786)	—
Interest and other income	1	119	41	—	161

Net income	$8,077	$8,076	$7,710	$(15,786)	$8,077

(1)
General and administrative expense is not currently allocated between guarantor and non-guarantor subsidiaries for financial reporting purposes.

	Statement of Income Three Months Ended March 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Operating revenues	$—	$15,029	$17,334	$(1,413)	$30,950
Operating expenses and transition costs	—	(8,761)	(5,697)	1,413	(13,045)
General and administrative expense(1)	—	(3,955)	(27)	—	(3,982)
Depreciation and amortization expense	—	(1,453)	(2,728)	—	(4,181)
Share of net income of Frontier	—	341			341

Operating income	—	1,201	8,882	—	10,083
Interest expense	—	(4,046)	—	—	(4,046)
Intercompany interest income (expense)	—	1,849	(1,849)	—	—
Equity earnings	6,122	7,051	—	(13,173)	—
Interest and other income	6	67	18	—	91

Net income	$6,128	$6,122	$7,051	$(13,173)	$6,128

(1)
General and administrative expense is not currently allocated between guarantor and non-guarantor subsidiaries for financial reporting purposes.

	Statement of Comprehensive Income Three Months Ended March 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net income	$8,077	$8,076	$7,710	$(15,786)	$8,077
Change in fair value of hedging derivatives	(4,236)	(4,236)	—	4,236	(4,236)

Comprehensive income	$3,841	$3,840	$7,710	$(11,550)	$3,841

	Statement of Comprehensive Income Three Months Ended March 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net income	$6,128	$6,122	$7,051	$(13,173)	$6,128
Change in fair value of hedging derivatives	(861)	(861)	—	861	(861)

Comprehensive income	$5,267	$5,261	$7,051	$(12,312)	$5,267

	Statement of Cash Flows Three Months Ended March 31, 2004
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,077	$8,076	$7,710	$(15,786)	$8,077
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(8,076)	(7,710)	—	15,786	—
Distributions from subsidiaries	12,390	10,997	—	(23,387)	—
Depreciation, amortization and other	—	2,461	3,647	—	6,108
Net changes in operating assets and liabilities	—	(3,059)	2,628	(416)	(847)

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,391	10,765	13,985	(23,803)	13,338

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(9,920)	—	—	(9,920)
Additions to property and equipment	—	(1,620)	(793)	—	(2,413)
Intercompany	(117,061)	—	—	117,061	—

NET CASH USED IN INVESTING ACTIVITIES	(117,061)	(11,540)	(793)	117,061	(12,333)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	104,005	25,722	(5,341)	(93,258)	31,128

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(665)	24,947	7,851	—	32,133
CASH AND CASH EQUIVALENTS, beginning of reporting period	746	8,603	350	—	9,699

CASH AND CASH EQUIVALENTS, end of reporting period	$81	$33,550	$8,201	$—	$41,832

	Statement of Cash Flows Three Months Ended March 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,128	$6,122	$7,051	(13,173)	$6,128
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(6,122)	(7,051)	—	13,173	—
Distributions from subsidiaries	9,878	9,651	—	(19,529)	—
Depreciation, amortization and other	—	3,414	2,728	—	6,142
Net changes in operating assets and liabilities	—	(1,950)	(2,606)	(1,820)	(6,376)

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,884	10,186	7,173	(21,349)	5,894

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	—	—	—	—
Additions to property, equipment and other	—	(204)	(309)		(513)
Intercompany	—	—	—	—	—

NET CASH USED IN INVESTING ACTIVITIES	—	(204)	(309)	—	(513)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,878)	(11,850)	(9,499)	21,349	(9,878)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6	(1,868)	(2,635)	—	(4,497)
CASH AND CASH EQUIVALENTS, beginning of reporting period	2,394	13,285	8,194	—	23,873

CASH AND CASH EQUIVALENTS, end of reporting period	$2,400	$11,417	$5,559	$—	$19,376

Report of Independent Registered Public Accounting Firm

The Board of Directors of the General Partner and Unitholders of
Pacific Energy Partners, L.P.:

        We have audited the accompanying consolidated balance sheets of Pacific Energy Partners, L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of Pacific Energy Partners, L.P.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Energy Partners, L.P. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California
January 26, 2004, except as to notes 15 and 16
    which are as of June 1, 2004

PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1)

Successor to Pacific Energy (Predecessor)

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

	2003	2002
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$9,699	$23,873
Crude oil sales receivable	33,766	24,157
Transportation and storage accounts receivable	16,828	10,568
Crude oil inventory (note 1)	2,272	3,887
Spare parts inventory	1,644	445
Prepaid expenses	4,182	2,720
Other	405	421

Total current assets	68,796	66,071
Property and equipment, net (note 3)	567,954	404,842
Investment in Frontier (note 4)	6,886	9,175
Other assets	6,567	6,950

	$650,203	$487,038

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$11,506	$10,965
Accrued crude oil purchases	31,602	24,385
Due to related parties (note 8)	580	952
Derivatives liability—current portion (note 1)	4,986	4,775
Other	1,317	494

Total current liabilities	49,991	41,571
Long-term debt (note 7)	298,000	225,000
Derivatives liability (note 1)	622	2,600
Other liabilities (note 14)	6,523	2,600

Total liabilities	355,136	271,771
Commitments and contingencies (note 14)
Partners' capital (note 6):
Common unitholders (14,441,763 and 10,465,000 units outstanding at December 31, 2003 and December 31, 2002, respectively)	246,952	163,172
Subordinated unitholders (10,465,000 units outstanding at December 31, 2003 and 2002)	49,010	57,069
General Partner interest	3,975	2,329
Undistributed employee long-term incentive compensation (note 1)	738	72
Accumulated other comprehensive loss (note 1)	(5,608)	(7,375)

Net partners' capital	295,067	215,267

	$650,203	$487,038

See accompanying notes to consolidated financial statements.

PACIFIC ENERGY PARTNERS, L. P. (Note 1)

Successor to Pacific Energy (Predecessor)

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands)
Pipeline transportation revenue	$101,811	$103,090	$66,331
Storage and distribution revenue	12,711	—	—
Crude oil sales, net of purchases of $358,454, $316,283 and $160,085 for the years ended December 31, 2003, 2002 and 2001, respectively	21,293	21,104	7,236

Net revenue before expenses	135,815	124,194	73,567

Expenses:
Operating	60,649	55,184	34,032
Transition costs (note 1)	397	2,633	220
General and administrative	13,705	7,515	2,787
Rate case litigation settlement	—	—	1,853
Depreciation and amortization	18,865	15,919	11,368

	93,616	81,251	50,260
Share of net income (loss) of Frontier:
Income before rate case and litigation expense	1,459	1,904	1,569
Rate case and litigation expense (note 15)	(1,621)	(557)	—

Share of net income (loss) of Frontier	(162)	1,347	1,569

Operating income	42,037	44,290	24,876
Other income	323	533	467
Interest income	156	385	320
Interest expense	(17,487)	(11,634)	(10,056)

Net income	$25,029	$33,574	$15,607

Net income for the general partner interest for the year ended December 31, 2003 and for the period from July 26 through December 31, 2002	$501	$236

Net income for the limited partner interest for the year ended December 31, 2003 and for the period from July 26 through December 31, 2002	$24,528	$11,581

Basic net income per limited partner unit for the year ended December 31, 2003 and for the period from July 26 through December 31, 2002	$1.10	$0.55
Diluted net income per limited partner unit for the year ended December 31, 2003 and for the period from July 26 through December 31, 2002	$1.09	$0.55
Weighted average limited partner units outstanding for the year ended December 31, 2003 and for the period from July 26 through December 31, 2002:
Basic	22,328	20,930
Diluted	22,540	20,930

See accompanying notes to consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1)

Successor to Pacific Energy (Predecessor)

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

Years ended December 31, 2003, 2002 and 2001 (in thousands)

							Undistributed Employee Long-Term Incentive Compensation
		Limited Partner Units		Limited Partner Amounts				Accumulated Other Comprehensive Income (Loss)
	Net Parent Investment					General Partner Interest
		Common	Subordinated	Common	Subordinated				Total
Balance, December 31, 2000	$117,528	—	—	$—	$—	$—	$—	$—	$117,528
Net income for the period of January 1—December 31, 2001	15,607	—	—	—	—	—	—	—	15,607
Capital contributions of members	90,649	—	—	—	—	—	—	—	90,649
Purchase of BP interest in joint venture	(43,607)	—	—	—	—	—	—	—	(43,607)
Distributions to members	(22,816)	—	—	—	—	—	—	—	(22,816)

Balance, December 31, 2001	157,361	—	—	—	—	—	—	—	157,361
Net income for the period of January 1—July 25, 2002	21,757	—	—	—	—	—	—	—	21,757
Capital contributions of members	8,770	—	—	—	—	—	—	—	8,770
Distributions to members	(16,000)	—	—	—	—	—	—	—	(16,000)

Balance, July 25, 2002	171,888	—	—	—	—	—	—	—	171,888
Net income for the period July 26—December 31, 2002	—	—	—	5,790	5,791	236	—	—	11,817
Distribution to general partner in connection with the initial public offering	(105,081)	—	—	—	—	—	—	—	(105,081)
Contribution to limited partnership	(66,807)	1,865	10,465	9,767	54,803	2,237	—	—	—
Proceeds from offering of limited partner interests, net	—	8,600	—	151,139	—	—	—	—	151,139
Distribution to limited partners (post initial public offering)	—	—	—	(3,524)	(3,525)	—	—	—	(7,049)
Distribution to general partner (post initial public offering)	—	—	—	—	—	(144)	—	—	(144)
Undistributed employee long-term incentive compensation	—	—	—	—	—	—	72	—	72
Change in fair value of interest rate hedging derivatives (note 1)	—	—	—	—	—	—	—	(7,375)	(7,375)

Balance, December 31, 2002	—	10,465	10,465	163,172	57,069	2,329	72	(7,375)	215,267
Net income for the period of January 1—December 31, 2003	—	—	—	12,963	11,565	501	—	—	25,029
Distributions to partners	—	—	—	(21,650)	(19,624)	(841)	—	—	(42,115)
Issuance of common units, net of fees and offering expenses	—	5,612	—	131,716	—	—	—	—	131,716
Redemption of common units held by general partner	—	(1,727)	—	(40,780)	—	—	—	—	(40,780)
General partner contribution related to issuance of common units	—	—	—	—	—	1,955	—	—	1,955
Undistributed employee compensation under long-term incentive plan	—	—	—	—	—	—	3,233	—	3,233
Issuance of common units pursuant to long-term incentive plan	—	92	—	1,531	—	31	(2,567)	—	(1,005)
Change in fair value of interest rate and crude oil hedging derivatives	—	—	—	—	—	—	—	1,767	1,767

Balance, December 31, 2003	$—	14,442	10,465	$246,952	$49,010	$3,975	$738	$(5,608)	$295,067

See accompanying notes to consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1)

Successor to Pacific Energy (Predecessor)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands)
Net income	$25,029	$33,574	$15,607
Change in fair value of interest rate hedging derivatives	1,939	(7,375)	—
Change in fair value of crude oil hedging derivatives	(172)	—	—

Comprehensive income	$26,796	$26,199	$15,607

See accompanying notes to consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1)

Successor to Pacific Energy (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,029	$33,574	$15,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,865	15,919	11,368
Amortization of debt issue costs	1,028	471	—
Non-cash portion of employee compensation under long-term incentive plan	2,199	72	—
Share of net loss (income) of Frontier	162	(1,347)	(1,569)

	47,283	48,689	25,406

Net changes in operating assets and liabilities:
Crude oil sales receivable	(9,609)	(2,619)	(21,538)
Transportation and storage accounts receivable	(6,260)	(4,798)	1,296
Other current and non-current assets	32	(1,805)	(1,179)
Accounts payable and other accrued liabilities	1,964	4,245	(3,226)
Accrued crude oil purchases	7,217	2,336	22,049
Distributions from Frontier, net	1,755	1,245	2,098
Provision for loss on rate case litigation	—	(1,500)	1,500

	(4,901)	(2,896)	1,000

NET CASH PROVIDED BY OPERATING ACTIVITIES	42,382	45,793	26,406

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(10,892)	(5,642)	(5,814)
Acquisitions	(169,740)	(95,669)	(31,389)
Other	300	—	—

NET CASH USED IN INVESTING ACTIVITIES	(180,332)	(101,311)	(37,203)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common units, net of fees and offering expenses	131,716	151,139	—
Capital contributions from the general partner	1,955	—	—
Redemption of common units held by the general partner, net of underwriter's fees	(40,780)	—	—
Proceeds from note payable to bank	166,000	312,000	—
Repayment of long-term debt	(93,000)	(268,333)	(63,600)
Payment of debt issue costs	—	(5,300)	—
Distributions to partners (post initial public offering)	(42,115)	(7,193)	—
Capital contributions of members (pre-initial public offering)	—	8,770	90,649
Distributions to members (pre-initial public offering)	—	(16,000)	(22,817)
Distributions to general partner in connection with the initial public offering	—	(105,081)	—
Related party note payable	—	—	4,933
Due from related party	—	(122)	(1,121)

NET CASH PROVIDED BY FINANCING ACTIVITIES	123,776	69,880	8,044

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(14,174)	14,362	(2,753)
CASH AND CASH EQUIVALENTS, beginning of reporting period	23,873	9,511	12,264

CASH AND CASH EQUIVALENTS, end of reporting period	$9,699	$23,873	$9,511

Supplemental disclosure:
Cash paid for interest	$16,252	$8,551	$13,487
Non-cash financing and investing activities:
Change in fair value of hedging derivatives	$1,767	$(7,375)	$—
Issuance of common units upon vesting pursuant to long-term incentive plan	$2,567	$—	$—
Additions to equipment	$204	$—	$—

See accompanying notes to consolidated financial statements.

PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES

Successor to Pacific Energy (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation On July 26, 2002, Pacific Energy Partners, L.P. and Subsidiaries (the "Partnership") completed an initial public offering of common units representing limited partner interests. The Partnership, which was formed by The Anschutz Corporation ("Anschutz") in February 2002, and its subsidiaries are engaged principally in the business of gathering, transporting, storing and distributing crude oil and other dark products in California and the Rocky Mountain region. Revenue is generated primarily by charging tariff rates for transporting crude oil on the Partnership's pipelines and by leasing capacity in its storage facilities. The Partnership also buys, blends and sells crude oil, activities that are complementary to the Partnership's pipeline transportation business. The Partnership's business operations are organized into two regional operating units: West Coast operations and Rocky Mountain operations.

        In connection with the initial public offering, Anschutz, through Pacific Energy GP, Inc., an indirect, wholly owned subsidiary of Anschutz and the general partner of the Partnership (the "General Partner"), conveyed to the Partnership its ownership interests in Pacific Energy Group LLC ("PEG"), whose subsidiaries consisted of: (i) Pacific Pipeline System LLC ("PPS"), owner of Line 2000 and the Line 63 system, (ii) Pacific Marketing and Transportation LLC ("PMT"), owner of the PMT gathering and blending system, (iii) Rocky Mountain Pipeline System LLC ("RMPS"), owner of the Western Corridor and the Salt Lake City Core systems, (iv) Anschutz Ranch East Pipeline LLC ("AREPI"), owner of AREPI pipeline and successor to Anschutz Ranch East Pipeline, Inc., and (v) Ranch Pipeline LLC ("RPL"), the owner of a 22.22% partnership interest in Frontier Pipeline Company ("Frontier") and successor to Ranch Pipeline, Inc. Anschutz made this conveyance in exchange for: (i) the continuation of its 2% general partner interest in the Partnership; (ii) incentive distribution rights (as defined in its partnership agreement); (iii) 1,865,000 common units; (iv) 10,465,000 subordinated units; and (v) $105.1 million from borrowings under PEG's term loan on closing of the initial public offering.

        PPS, PMT, AREPI, RMPS and RPL, collectively, constitute the Partnership's predecessor, which is referred to herein as "Pacific Energy (Predecessor)" or the "Predecessor." The transfer of ownership interest in the entities that constitute Pacific Energy (Predecessor) to the Partnership represented a reorganization of entities under common control and was recorded at historical cost. The consolidated financial statements (combined prior to July 26, 2002) include the financial position, results of operations, changes in partners' capital and cash flows of the Partnership, PEG, PPS, PMT, RMPS, AREPI and RPL. On July 31, 2003, Pacific Terminals LLC ("PT"), a wholly owned indirect subsidiary of the Partnership, acquired the storage and pipeline distribution system assets of Edison Pipeline and Terminal Company, a division of Southern California Edison Company. The consolidated financial statements reflect the ownership and results of operations of PT for the period from July 31, 2003 to December 31, 2003. All significant intercompany balances and transactions have been eliminated during the consolidation process.

  Description of Business and History

        PEG was formed in August 2001, and at December 31, 2003 owned 100% of PPS, PMT, PT, RMPS, AREPI and RPL. On January 1, 2004, AREPI was merged into RMPS.

        PPS was formed in 1998. PPS owns and operates two crude oil pipelines, Line 2000 and the Line 63 system. In January 1999, PPS completed construction of Line 2000, a 130-mile crude oil pipeline that extends from Kern County in the San Joaquin Valley of California to the Los Angeles Basin where it has direct and indirect connections to various refineries and terminal facilities. Line 2000 has a permitted annual average throughput capacity of 130,000 barrels of crude oil per day. Shipments of crude oil on Line 2000 began on February 23, 1999.

        Effective May 1, 1999, ARCO Midcon, formerly ARCO Pipe Line Company ("ARCO"), exchanged its Line 63 assets for a 26.5% ownership interest in PPS and a note of $63.6 million. On June 7, 2001, ARCO made a capital contribution of $63.6 million to PPS. PPS Holding Company ("Holdings"), a wholly owned subsidiary of Anschutz and the 100% owner of the General Partner, then purchased ARCO's ownership interest in PPS for $47.0 million in cash, and PPS repaid the $63.6 million note. This purchase of an additional ownership interest resulted in negative goodwill of $40.6 million, which was allocated proportionately to reduce property, plant and equipment of PPS.

        The Line 63 system includes a 107-mile crude oil pipeline capable of shipping approximately 105,000 barrels of crude oil per day from the San Joaquin Valley to various refineries and delivery points in the Los Angeles Basin and in Bakersfield. The Line 63 system also includes storage assets, various gathering lines in the San Joaquin Valley, distribution lines in the San Joaquin Valley that service refineries in the Bakersfield area, crude oil distribution lines in the Los Angeles Basin and a delivery facility in the Los Angeles Basin.

        PMT was formed in June 2001, in connection with the purchase of certain assets in the San Joaquin Valley for approximately $14.4 million. The assets acquired consist of 122 miles of intrastate crude oil gathering pipelines and six storage and blending facilities with approximately 250,000 barrels of storage capacity and blending capacity of up to 65,000 bpd as well as a base stock of crude oil. The purchase price was allocated among the fair values of the assets acquired and no goodwill resulted from this acquisition. Under the purchase agreement, the purchase price was subject to adjustment based on operating cash flows as defined in the purchase agreement for the 24 months following the acquisition. The terms of the purchase also provided that the seller remain liable for various indemnity, product supply, and construction obligations for a period of time after the sale. On September 2, 2003, PMT and the seller entered into an agreement providing for the mutual release by each of them of substantially all of their respective obligations remaining to be performed in connection with PMT's purchase of these assets. Under the terms of the release agreement, PMT received $0.3 million in cash and $0.1 million equipment. PMT in turn released the seller from a construction obligation as well as certain indemnity obligations and as a result, recorded a liability of $0.4 million.

        RMPS was formed in December 2001 in connection with the acquisition on March 1, 2002 of certain pipeline and related assets located in the Rocky Mountain region for approximately $107.0 million. The pipeline and related assets acquired by RMPS, known as the Western Corridor and the Salt Lake City Core systems, consist of various ownership interests in 1,925 miles of intrastate and interstate crude oil transportation pipelines, 209 miles of gathering pipelines and 29 storage tanks with approximately 1.4 million barrels of storage capacity. The purchase price was allocated among the fair values of the assets acquired, and no goodwill resulted from this acquisition. As a result of the merger of AREPI (discussed below) into RMPS, on January 1, 2004, RMPS now also owns the AREPI pipeline.

        AREPI was formed in 1987 and merged into RMPS on January 1, 2004. AREPI owned and operated a 42-mile crude oil pipeline with a throughput capacity of 52,500 bpd. The AREPI pipeline originates 21 miles south of Evanston, Wyoming at Ranch Station, Utah where it connects with the Frontier pipeline (discussed below) and terminates at Kimball Junction, Utah, where it connects with a ChevronTexaco pipeline that serves the Salt Lake City refineries.

        RPL was formed in 1982. RPL owns a 22.2% partnership interest in Frontier, a Wyoming general partnership, which owns the Frontier pipeline. RPL owned a 12.5% partnership interest in Frontier until December 2001, at which time it acquired an additional 9.72% partnership interest for $8.6 million. The Frontier pipeline is a 290-mile pipeline with a throughput capacity of 62,200 bpd that originates in Casper, Wyoming and delivers crude oil to the AREPI pipeline and the Salt Lake City Core System.

        PT was formed in February 2002 in connection with the acquisition on July 31, 2003 of the storage and pipeline distribution system assets of Edison Pipeline and Terminal Company, a division of Southern California Edison, for an all-in purchase price of approximately $173.0 million The storage and distribution system assets acquired by PT consist of 70 miles of distribution pipelines in active service and 34 storage tanks with a total of approximately 9.0 million barrels of storage capacity. Of this total capacity, approximately 7.1 barrels are in active commercial service, approximately 1.7 million barrels are idle but could be reconditioned and brought into service, and approximately 250,000 barrels are in displacement oil service. The purchase of these assets resulted in negative goodwill of $20.5 million, which was allocated proportionately to reduce property and equipment and displacement oil and minimum tank inventories of PT.

  Management Estimates

        Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date as well as the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

        The Partnership's most significant estimates involve the valuation of individual assets acquired in purchase transactions, the useful lives of components of property and equipment, the expected costs of environmental remediation, and contingent liabilities.

  Cash Equivalents

        For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

  Crude Oil Inventory

        Crude oil inventory is valued at the lower of cost or market with cost determined using an average cost method. The crude oil inventory balance is subject to downward adjustment if crude prices decline below the carrying value of the inventory.

  Spare Parts Inventory

        Spare parts inventory is stated at cost using the first-in, first-out method. Property and Equipment The components of property and equipment are capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Pipelines	40 years
Tanks	40 years
Station and pumping equipment	10 - 20 years
Buildings	20 - 30 years
Other	3 - 15 years

        The Partnership maintains inventories of displacement oil, pipeline linefill, and minimum tank inventory, which are necessary for the operation of its pipelines and storage facilities. These inventories, which are included in property and equipment, are recorded at the lower of cost or market.

  Environmental Remediation and Asset Retirement Obligations

        The Partnership accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable in the future and may be reasonably estimated. These accruals are undiscounted and are based on information currently available, existing technology, the estimated timing of remedial actions and related inflation assumptions and enacted laws and regulations.

        A substantial portion of the Partnership's assets have obligations to perform removal and remediation activities when the asset is retired. However, the fair value of the asset retirement obligations cannot be reasonably estimated, as the retirement dates are indeterminate. The Partnership will record such asset retirement obligations in the period in which the retirement dates are determined.

  Investments

        The investment in Frontier is accounted for using the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor's share of distributions and net income or losses of the investee as they occur. Recognition of any such losses is generally limited to the extent of the investor's investment in, advances to, and commitments and guarantees for the investee.

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected future cash flows, impairment exists and is measured by the excess of the carrying value over the estimated fair value of the asset. Any impairment provisions are permanent and may not be restored in the future.

  Revenue Recognition

        The California Public Utilities Commission ("CPUC") regulates PPS's common carrier crude oil pipeline operations. All shipments on the regulated pipelines are governed by tariffs authorized and approved by the CPUC, and revenue is recognized when the transported crude oil volumes are delivered to a tariff destination point. Tariffs on Line 2000 are market-based, established based on market considerations subject to certain contractual restraints. Tariffs on Line 63 are cost-of-service based, developed based on the various costs to operate and maintain the pipeline as well as a charge for depreciation of the capital investment in the pipeline and an authorized rate of return.

        The CPUC regulates PT's storage and distribution operations. The CPUC has authorized PT to establish the terms, conditions and charges for its storage and distribution services through negotiated contracts with its customers.

        The PMT gathering and blending system is a proprietary intrastate operation that is not regulated by the CPUC or the Federal Energy Regulatory Commission ("FERC").

        The Western Corridor and the Salt Lake City Core systems are common carrier pipelines that ship under cost-based tariffs under the jurisdiction of the FERC and the Wyoming Public Service Commission ("WPSC"). AREPI and Frontier are common carriers under the jurisdiction of the FERC. AREPI and Frontier transport crude oil under various cost-based tariff agreements at published rates, depending on the type and characteristics of the crude oil.

        Revenue from pipeline transportation services is recognized upon delivery of the crude oil to the customer. Other revenue associated with the operation of the Partnership's pipelines is recognized as the services are performed.

        Storage and distribution revenue is recognized monthly based on the lease of storage tanks, the use of distribution system assets, and the delivery of related incidental services.

        PMT's crude oil sales are recognized as the crude oil is delivered to customers, and are reflected separately on the accompanying consolidated statements of income.

  Transition Costs

        Transition costs include costs incurred in connection with the transition of the operations of acquired assets from the seller to the Partnership.

  Derivative Instruments

        The Partnership uses, on a limited basis, certain derivative instruments (principally futures and options) to hedge its minimal exposure to market price volatility related to its inventory or future sales of crude oil. Derivatives to hedge market price volatility related to inventory are generally designated as fair value hedges and derivatives related to future sale of crude oil are generally classified as cash flow hedges. The Partnership does not engage in speculative derivative activities of any kind. Derivative instruments are included in other assets in the accompanying consolidated balance sheets. Changes in the fair value of the Partnership's derivative instruments related to crude oil inventory are recognized in net income. For the years ended December 31, 2003 and 2002, "crude oil sales, net of purchases" were net of $0 and $0.2 million, respectively, reflecting changes in the fair value of PMT's derivative instruments held for its crude oil marketing activities. Changes in the fair value of the Partnership's derivative instruments related to the future sale of crude oil are deferred and reflected in "accumulated other comprehensive income," a component of partners' capital, until the related revenue is reflected in the consolidated statements of income. As of December 31, 2003, $0.2 million relating to the changes in the fair value of highly effective derivative instruments was included in "accumulated other comprehensive income" and will be reclassified to earnings in 2004.

        In August and September 2002, PEG entered into three interest rate swap agreements pursuant to which it executed five interest rate swap transactions that mature in 2009, totaling $140.0 million, and two interest rate swap transactions that mature in 2007, totaling $30.0 million. The Partnership designated these swaps as a hedge of its exposure to variability in future cash flows attributable to the LIBOR interest payments due on $170.0 million outstanding under PEG's term loan facility. The average swap rate on this $170.0 million of debt is approximately 4.25%, resulting in an all-in interest rate on the $170.0 million of debt of approximately 6.50% (including the current applicable margin of 2.25%).

        As of December 31, 2003, interest rates, as measured by current market quotations for the future periods covered by the interest rate swap agreements, had declined as compared to August and September 2002, when PEG entered into these interest rate swap agreements. This decline resulted in an unrealized loss of $5.4 million on the aggregate interest rate hedge, which is recorded as a liability at December 31, 2003. The $5.4 million liability is shown on the consolidated balance sheet in two components, a current liability of $4.8 million, and a long-term liability of $0.6 million. The unrealized loss reflecting the decline in interest rates from December 31, 2002, is shown in "accumulated other comprehensive income," a component of partners' capital, and not in the consolidated income statement. Should interest rates remain unchanged from the December 31, 2003 market quotations for these future periods, actual losses realized on the interest rate swap agreements in each of the future periods would be offset by the benefit of lower floating rates in those periods, such that total net interest expense on the $170.0 million of hedged debt would be fixed at the all-in interest rate of approximately 6.50%. In 2004, $4.8 million is expected to be reclassified from Accumulated Other Comprehensive Income to earnings.

        By using derivative financial instruments to hedge exposures related to changes in market prices, and interest rates, the Partnership exposes itself to market risk and credit risk. Market risk is the risk of loss arising from the adverse effect on the value of a financial instrument that results from a change in market prices or interest rates. The market risk associated with price volatility is managed by established parameters that limit the types and degree of market risk that may be undertaken.

        Credit risk is the risk of loss arising from the failure of the derivative agreement counterparty to perform under the terms of the derivative agreement. When the fair value of a derivative agreement is positive, the counterparty is liable to the Partnership, which creates credit risk for the Partnership. When the fair value of a derivative agreement is negative, the Partnership is liable to the counterparty and, therefore, it creates credit risk for the counterparty. As of December 31, 2003, the counterparties to the Partnership's hedging activities did not represent a credit risk to the Partnership as the fair value of each derivative agreement was negative.

  Concentration of Customers and Credit Risk

        A substantial portion of the West Coast transportation and storage business in 2003 and 2002 was with four customers who accounted for approximately 76% and 71% of West Coast transportation and storage revenue, respectively. In 2001 three customers accounted for approximately 68% of West Coast transportation and storage revenue. Two of these customers, ChevronTexaco and Shell Trading Company (who accounted for approximately 47%, 51% and 56% of 2003, 2002 and 2001 transportation and storage revenue) have executed ten-year ship or pay agreements, expiring in 2009, with the Partnership whereby they have committed to ship minimum volumes that represent approximately 73% of their actual 2003 transported volumes. These agreements mitigate the potential adverse consequences of the concentration of customers of the Partnership.

        A substantial portion of the Partnership's Rocky Mountain transportation business in 2003, 2002 and 2001 was with customers who, in total, accounted for approximately 50%, 68% and 81% of total Rocky Mountain transportation revenue in those years. In 2003 and 2001, two customers comprised the percentages and in 2002 the percentage was comprised of four customers.

        Although the above concentration could affect the Partnership's overall exposure to credit risk, management believes that the Partnership is exposed to minimal risk since a majority of its business is conducted with major, high credit quality companies within the industry. The Partnership performs periodic credit evaluations of its customers' financial condition and generally does not require collateral for its accounts receivables. In some cases, the Partnership requires payment in advance or security in the form of a letter of credit or bank guarantee.

  Income Taxes

        No provision for federal or state income taxes related to operations is included in the accompanying consolidated financial statements.

        The Partnership is not a taxable entity and is not subject to federal or state income taxes as the tax effect of operations is accrued to the unitholders. Net income for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under the Partnership's First Amended and Restated Agreement of Limited Partnership, as amended. Individual unitholders have different investment bases depending upon the timing and price of acquisition of Partnership units. Further, each unitholder's tax accounting, which is partially dependent upon the unitholder's tax position, differs from the accounting followed in the consolidated financial statements. Accordingly, the aggregate difference in the basis of the Partnership's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each unitholder's tax attributes in the Partnership is not available to the Partnership.

        In addition to federal and state income taxes, unitholders may be subject to other taxes, such as local, estate, inheritance or intangible taxes which may be imposed by the various jurisdictions in which the Partnership does business or owns property.

  Business Segment Reporting

        The business segments of the Partnership consist of two geographic regions, the West Coast and the Rocky Mountains. The West Coast operations include PPS, PMT and PT (for the period from July 31, 2003 to December 31, 2003). Rocky Mountain operations include RMPS (for the period from March 1, 2002), AREPI and RPL. Information relating to these segments is summarized in note 12.

  Net Income per Unit

        Basic net income per limited partner unit is determined by dividing net income, after deducting the amount allocated to the general partner interest, by the weighted average number of outstanding limited partner units.

        Diluted net income per limited partner unit is calculated in the same manner as basic net income per limited partners unit above, except that the weighted average number of outstanding limited partner units is increased to include the dilutive effect of outstanding options and restricted units by application of the treasury stock method. For 2003, the denominator of diluted net income per limited partner unit was increased by 212,123 units, as compared to the denominator of basic net income per limited partner unit.

  Restricted Units and Unit Options

        As permitted under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Partnership has elected to measure costs for restricted units and unit options using the intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation expense related to the restricted units is recognized by the Partnership over the vesting periods of the units. Accordingly, the compensation expense related to the restricted units that is allocable to the current reporting period has been recognized in the accompanying consolidated statements of income, and non-cash employee compensation related to the long-term incentive plan is included in "undistributed employee long-term incentive compensation" in the accompanying consolidated balance sheets. No compensation expense related to the unit options has been recognized in the accompanying consolidated financial statements. Had the Partnership determined compensation cost based on the fair value at the grant date for its unit options under SFAS No. 123, net income and earnings per limited partner unit would not have been materially reduced for the year ended December 31, 2003. See note 10 for a discussion of the pro forma effects on results of operations of using the intrinsic value method instead of the fair value method under SFAS No. 123.

  Reclassifications

        Certain prior year balances in the accompanying consolidated financial statements have been reclassified to reflect changes in the classification of certain expenses as operating or general and administrative due to the nature of such expenses. Certain costs associated with crude oil purchases have been reclassified from operating expense to crude oil sales, net of purchases, due to the nature of such costs. In addition, certain revenues have been reclassified from crude oil sales, net of purchases to pipeline transportation revenues due to the nature of such revenues. These reclassifications of prior year expenses conform to current year presentation.

  Financial Instruments

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other liabilities approximate their fair value. The carrying value of the Partnership's long-term debt together with the derivatives liability approximates the fair value of the debt as the interest rates reset periodically.

  Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for the measurement and classification of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective the first interim period beginning after June 15, 2003. The adoption of this standard did not have any impact on the Partnership's consolidated financial position or results of operations.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and should be applied prospectively. However, provisions related to SFAS No. 133 Implementation Issues effective for fiscal quarters beginning prior to June 15, 2003 should continue to be applied in accordance with their respective dates. The adoption of this standard did not have any impact on the Partnership's consolidated financial position or results of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). It requires that a liability be recognized for those costs only when the liability is incurred, that is, when it meets the definition of a liability in the FASB's conceptual framework. SFAS No. 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged. The adoption of this standard did not have any impact on the Partnership's consolidated financial position or results of operations.

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (FIN46R). FIN46R requires companies to evaluate variable interest entities for specific characteristics to determine whether additional consolidation and disclosure requirements apply. The transition guidance requires the application of either FIN 46 or FIN 46R to all special-purpose entities (SPEs) no later than the end of the first reporting period ending after December 15, 2003 and immediately to all entities created after January 31, 2003. The adoption of FIN 46 and FIN 46R has not and is not expected to have a material impact on the Partnership's consolidated financial statements.

        In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition (SAB No. 104), which codifies, revises and rescinds certain sections of SAB No. 101, Revenue Recognition, in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes noted in SAB No. 104 did not have a material effect on the Partnership's consolidated results of operations, consolidated financial position or consolidated cash flows.

2.    ACQUISITION

        On July 31, 2003, PT completed the acquisition of the storage and pipeline distribution system assets of Edison Pipeline and Terminal Company, a division of Southern California Edison Company, for a purchase price of $158.2 million plus $9.7 million of adjustments for displacement oil, minimum tank inventory, certain pre-closing capital expenditures, customary working capital adjustments and other costs. In addition, $1.5 million of transaction costs were incurred and $3.6 million of liabilities have been assumed by PT in connection with the acquisition. These assets, which comprise the PT storage and distribution system, consist of 70 miles of distribution pipelines in active service and 34 storage tanks with a total of approximately 9.0 million barrels of storage capacity. Of this total capacity approximately 7.1 million barrels are now in active commercial service, approximately 1.7 million barrels are idle, and approximately 250,000 barrels are in displacement oil service. The PT storage and distribution system is used by the Partnership to serve the crude oil and other dark products storage and distribution needs of the refining, pipeline, and marine terminal industries in the Los Angeles Basin. The purchase was funded through $90.0 million of proceeds from the issuance of additional common units on August 25, 2003, and borrowings under the Partnership's revolving credit facility.

        The acquisition was accounted for as a purchase and accordingly, the consolidated statements of income include the results of PT beginning August 1, 2003. Based upon independent appraisals of the fair values of the acquired assets, the following is a summary of the consideration paid and purchase price allocation (in thousands):

Consideration paid:
Purchase price	$158,200
Upward adjustments for working capital and reimbursement of certain other expenditures	9,746
Transaction costs	1,524
Assumed liabilities	3,550

Total	$173,020

Purchase price allocation:
Land	$63,943
Storage tanks, pipelines and other equipment	103,783
Displacement oil, minimum tank inventories, spare parts and other	4,484
Intangible assets	810

Total	$173,020

        The acquisition of the PT storage and distribution system resulted in negative goodwill of $20.5 million which was allocated proportionately to reduce property and equipment and displacement oil and minimum tank inventories of PT.

3.    PROPERTY AND EQUIPMENT

        Property and equipment consists of the following amounts at December 31, 2003 and 2002:

	2003	2002
	(in thousands)
Pipelines	$390,274	$344,524
Land	71,785	8,107
Tanks	65,028	15,508
Station and pumping equipment	60,185	50,691
Buildings	13,602	12,044
Displacement oil, pipeline linefill and minimum tank inventory	6,913	3,914
Other	16,778	14,043
Construction in progress	12,828	7,285

	637,393	456,116
Less accumulated depreciation	69,439	51,274

	$567,954	$404,842

4.    INVESTMENT IN FRONTIER

        RPL owns a 22.22% partnership interest in Frontier which is accounted for by the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to recognize the investor's share of distributions and net income or loss of the investee as they occur. Recognition of any such loss is generally limited to the extent of the investor's investment in, advances to, and commitments and guarantees for the investee. The summarized balance sheets of Frontier at December 31, 2003 and 2002 and the statements of income for the years ended December 31, 2003, 2002 and 2001 are presented below (unaudited):

Balance Sheets

	2003	2002
	(in thousands)
ASSETS
Current assets	$2,013	$4,481
Property and equipment, net	8,900	9,252
Other assets	1	1

	$10,914	$13,734

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$1,102	$365
Other liabilities	7,370	2,298
Partners' capital	2,442	11,071

	$10,914	$13,734

Statements of Income

	2003	2002	2001
	(in thousands)
Revenue	$9,775	$11,253	$15,103
Operating expense	(3,004)	(2,520)	(2,667)
Depreciation expense	(364)	(359)	(329)

Operating income	6,407	8,374	12,107
Rate case and litigation expense	(7,295)	(2,504)	—
Other income	157	194	276

Net income (loss)	$(731)	$6,064	$12,383

        The unamortized portion of the excess cost over the Partnership's share of net assets of Frontier is $6.9 million and $7.3 million at December 31, 2003 and 2002, respectively. This excess cost over the Partnership's share of net assets represents the difference between the historical cost and the fair value of property and equipment at acquisition dates. The Partnership is amortizing this excess cost over the life of the related property and equipment.

5.    LEASES

        The Partnership is obligated under several noncancelable operating leases, primarily for the rental of office space, trucks and equipment, which expire through the year 2008. These leases require the Partnership to pay all operating costs such as maintenance and insurance. Rental expense for all operating leases during the years ended December 31, 2003, 2002 and 2001 amounted to $1.2 million, $1.2 million and $0.8 million, respectively. Future minimum rental payments under noncancelable operating leases at December 31, 2003 are as follows (in thousands):

Years ending December 31,
2004	$1,113
2005	1,053
2006	817
2007	531
2008	217

$3,731

6.    PARTNERS' CAPITAL

        On July 26, 2002, the Partnership completed its initial public offering of 8,600,000 common units representing limited partner interests, at a price of $19.50 per common unit. Net proceeds from the sale of the 8,600,000 units were $151.3 million, after deducting underwriting fees and offering expenses of $16.4 million.

        On August 1, 2003, the Partnership, PEG and certain subsidiaries of PEG filed a universal shelf registration statement on Form S-3 with the SEC to register the issuance and sale, from time to time and in such amounts as is determined by the market conditions and needs of the Partnership, of up to $550.0 million of common units of the Partnership and debt securities of both the Partnership and PEG. The registration statement also registered possible future sales of up to 1,865,000 common units held by the General Partner, which acquired these common units as partial consideration for its contribution to the Partnership of assets and liabilities in connection with the Partnership's initial public offering. The SEC declared the registration statement effective on August 8, 2003.

        On August 25, 2003, the Partnership issued and sold 5,000,000 common units in an underwritten public offering at a price of $24.66 per common unit before underwriting fees and offering expenses. In addition, the Partnership granted the underwriters an option to purchase up to an additional 750,000 common units to cover over-allotments, if any. The underwriters exercised a portion of the over-allotment option and purchased an additional 500,000 common units on August 29, 2003 and 112,000 common units on September 3, 2003 at the offering price of $24.66 per common unit. Net proceeds received from the initial offering and partial exercise of the over-allotment option totaled approximately $131.7 million, after deducting underwriting fees and offering expenses of $6.7 million. The Partnership used the net proceeds from the offering and a related capital contribution of the General Partner of $2.0 million to repay $90.0 million of indebtedness outstanding under PEG's revolving credit facility which had been incurred in connection with the acquisition of the PT storage and distribution system assets, and to redeem 1,727,100 common units owned by the General Partner for $40.8 million, or $23.612 per common unit. The remaining net proceeds were retained by the Partnership. Following redemption, the 1,727,100 redeemed common units were cancelled.

7.    LONG-TERM DEBT

        The Partnership's long-term debt obligations at December 31, 2003 and 2002 are shown below:

	2003	2002
	(in thousands)
Senior secured revolving credit facility	$73,000	—
Senior secured term loan facility	225,000	225,000

Total	$298,000	$225,000

        Payments due on the senior secured revolving credit facility and term loan during each of the five years subsequent to December 31, 2003 are as follows: (in thousands):

Year ending December 31,
2004	$—
2005	1,125
2006	2,250
2007	75,250
2008	2,250
Thereafter	217,125

Total	$298,000

        PEG is the borrower under both the revolving credit facility and the term loan, which are guaranteed by the Partnership and certain of PEG's operating subsidiaries. The revolving credit facility and term loan are both fully recourse to PEG and the guarantors, but non-recourse to the General Partner. Obligations under the revolving credit facility and the term loan are secured by pledges of membership interests in and the assets of certain of PEG's operating subsidiaries.

        The revolving credit facility is a $200.0 million facility that is available for general partnership purposes, including working capital, letters of credit and distributions to unitholders and to finance future acquisitions. Borrowings under the revolving credit facility are limited by various financial covenants in the credit agreement. The revolving credit facility also has a borrowing sublimit of $45.0 million for working capital, letters of credit and partnership distributions to unitholders. At December 31, 2003, PEG had borrowed $73.0 million under its revolving credit facility; no letters of credit were outstanding as of that date.

        The revolving credit facility matures on July 26, 2007, at which time all outstanding amounts will be due and payable. The Partnership will be required to amortize amounts outstanding under the term loan on a quarterly basis at 1% per annum, with the first quarterly payment due September 2005. A 97% balloon payment will be due at maturity in July 2009.

        Effective December 12, 2003, PEG and its lenders amended the interest rates and other fees under the credit facilities. Subject to certain limited exceptions, indebtedness under the revolving credit facility and the term loan now bear interest at PEG's option, at either (i) the base rate, which is equal to the higher of the prime rate as announced by Fleet National Bank or the Federal Funds rate plus 0.50% (each plus an applicable margin ranging from 0% to 0.25% for the term loan) or (ii) LIBOR plus an applicable margin ranging from 0.75% to 2.00% for the revolving credit facility and ranging from 2.00% to 2.25% for the term loan. The applicable margins are subject to change based on the credit rating of the facilities or, if they are not rated, the credit rating of PEG.

        PEG incurs a commitment fee which ranges from 0.125% to 0.375% per annum on the unused portion of the revolving credit facility. Under the credit agreement, PEG is prohibited from declaring dividends or distributions if any event of default, as defined in the credit agreement, occurs or would result from such declaration. In addition, the credit agreement contains certain financial covenants and covenants limiting the ability of PEG and certain of its subsidiaries to, among other things, incur or guarantee indebtedness, change ownership or structure, including consolidations, liquidations and dissolutions and enter into a new line of business. At December 31, 2003, PEG and its subsidiaries that are guarantors under the credit agreement were in compliance with all such covenants.

8.    RELATED PARTY TRANSACTIONS

        In the ordinary course of its operations, the Partnership engages in various transactions with The Anschutz Corporation and its affiliates. These transactions, which are more thoroughly described below, are summarized in the following table for the years ended December 31, 2003, 2002 and 2001:

	For the Year Ended December 31,
	2003	2002	2001
	(in thousands)
Pipeline transportation revenue:
The Anschutz Corporation and affiliates	$1,120	$2,682	$—
Operating expenses:
The Anschutz Corporation and affiliates	—	496	419
General and administrative expense:
The Anschutz Corporation and affiliates	169	205	166

        Related party balances at December 31, 2003 and 2002 were as follows:

	December 31, 2003	December 31, 2002
	(in thousands)
Amounts included in accounts receivable:
The Anschutz Corporation and affiliates	$155	$521

Amounts included in due to related parties:
The Anschutz Corporation and affiliates	$—	$672
Pacific Energy GP, Inc.	580	280

Total	$580	$952

Amounts included in undistributed long-term incentive compensation:
Pacific Energy GP, Inc.	$738	$72

  Revenue from Related Parties

        A subsidiary of Anschutz was a shipper on Line 2000 and was charged the published tariff rates applicable to "participating shippers" until March 31, 2003, when an agreement between the Anschutz subsidiary and a third-party, the performance of which required the Anschutz subsidiary to ship on Line 2000, was assigned to PMT for consideration equal to the value of inventory that was transferred to PMT. In addition, a subsidiary of Anschutz is a shipper on RMPS's pipeline systems and the AREPI pipeline and is charged published tariff rates.

        RMPS serves as the contract operator for certain gas producing properties owned by a subsidiary of Anschutz in Wyoming and Utah, in exchange for which RMPS is reimbursed its direct costs of operation and is paid an annual fee of $0.3 million as compensation for the time spent by RMPS management and for other overhead services related to their activities. In addition, beginning in 2003, RMPS's trucking operation began hauling water for an Anschutz subsidiary at rates equivalent to those charged to third parties.

  Expenses Paid to Related Parties

        Operating Expense:    Prior to April 1, 2002, Anschutz employed various personnel who worked directly on AREPI pipeline and provided other executive, accounting and administrative support to AREPI. Most of these employees continue to provide services to AREPI pipeline, but are now employed by the General Partner.

        General and Administrative Expense:    In 2002, the Partnership began utilizing the financial accounting system owned and provided by Anschutz under a shared services arrangement. In addition, the Partnership from time to time utilizes the services of Anschutz's risk management personnel for acquiring the Partnership's insurance, and the Partnership's surety bonds are issued under Anschutz's bonding line. Beginning January 2003, Anschutz began charging the Partnership a fee of $0.1 million per year for these services and continues to charge the Partnership for any out-of-pocket costs it incurs.

The fixed annual fee includes all license, maintenance and employee costs associated with the Partnership's use of the financial accounting system.

        In 2002, Anschutz provided office space to several employees of the Partnership at no cost to the Partnership. Beginning January 2003, the Partnership leased approximately 4,700 square feet of office space from an affiliate of Anschutz, for a term of five years at an initial annual cost of $0.1 million.

        Cost Reimbursements:    The Partnership does not have any employees. The General Partner, which is a wholly owned indirect subsidiary of Anschutz, employed approximately 260 individuals at December 31, 2003 who directly supported the operations of the Partnership. All expenses incurred by the General Partner on behalf of the Partnership are charged to the Partnership.

        The operating and general and administrative cost reimbursement amounts above exclude reimbursements for property, casualty and directors and officers insurance premiums paid by Anschutz on behalf of the Partnership. The Partnership reimbursed insurance costs of $2.0 million in 2002. Reimbursement for insurance costs was minimal in 2003 and 2001. Beginning with the 2003-2004 insurance policy period, the Partnership incurred these costs directly. In addition, out-of-pocket costs incurred by Anschutz for the benefit of the Partnership for computer consultants and surety bonds were also reimbursed by the Partnership.

        Prior to the Partnership's initial public offering in July 2002, Anschutz was providing letters of credit for PMT activities. PMT reimbursed Anschutz for its cost of providing these letters of credit. Following the 2002 initial public offering of the Partnership, such letters of credit were replaced by letters of credit under the Partnership's $200.0 million revolving credit facility. Transactions Related to Partners' Capital In the third quarter of 2003, the Partnership entered into the redemption transactions described in Note 6 above.

        On July 23, 2003 and December 16, 2003, to satisfy vesting requirements under the terms of the General Partner's Long-Term Incentive Plan, the General Partner acquired from the Partnership 51,690 and 40,073 newly issued common units respectively, for delivery to plan participants.

        Subsequent to the Partnership's 2002 initial public offering, cash distributions paid to the General Partner, an indirect wholly owned subsidiary of Anschutz, on its common units, subordinated units and 2% general partner interest in the Partnership for 2003 and 2002 were $23.1 million and $4.3 million, respectively.

        During 2002, prior to the initial public offering in July, PEG received a capital contribution from Anschutz of $8.8 million and paid distributions to Anschutz of $16.0 million prior to the initial public offering in July. Concurrent with the initial public offering, PEG paid a distribution of $105.1 million to Anschutz. On December 31, 2001, AREPI declared and effected dividends to Anschutz of $2.9 million. These dividends represented the amount of receivables due from Anschutz and its subsidiaries immediately prior to the payment of the dividends. Other Matters ARCO owned a 26.5% ownership interest in PPS from May 1, 1999 through June 7, 2001 and was therefore a related party of the Partnership during this period. During this period, PPS entered into various agreements with ARCO under which ARCO provided operating services to the Partnership and leased facility space from the Partnership. The Partnership and ARCO also shared certain facilities that supported the operations of both companies. The cost of operating the shared facilities was allocated based on the percentage benefit obtained by both the Partnership and ARCO. The Partnership paid ARCO $0.2 million and received $0.2 million during 2001.

9.    RIGHT-OF-WAY OBLIGATIONS

        The Partnership has secured various rights-of-way for the pipeline systems under right-of-way agreements that provide for annual payments to third parties. Right-of-way payments, which are included in operating expenses, totaled $2.9 million, $3.3 million and $5.3 million in 2003, 2002 and 2001, respectively.

        Pursuant to an easement agreement between PPS and Union Pacific Corporation ("UPC"), UPC provides the Partnership with access to its right-of-way for a portion of Line 2000 in return for an annual rental. The Partnership paid UPC rentals due under this agreement of $0.7 million, $1.7 million and $4.0 million in 2003, 2002 and 2001, respectively. Under the agreement the annual rental is to be adjusted every five years, in accordance with prescribed procedures, to reflect fair rental value. The first revision was to have been made effective as of April 1, 2002, but as of January 26, 2004, the parties have not completed the revision process. Accordingly, the rental that was paid for 2003 and 2002 were estimates, and is subject to subsequent adjustment. Philip F. Anschutz, a director of the Partnership's General Partner and sole stockholder of Anschutz Company, the indirect parent of the Partnership's General Partner, is a director and the Non-Executive Vice Chairman of UPC.

        The Partnership operates under various right-of-way and franchise agreements, certain of which expire at various times through at least 2035. Due to the nature of the Partnership's operations, the Partnership expects to continue making payments and renewing the right-of-way agreements. The future minimum payments, as of December 31, 2003, under the Partnership's right-of-way agreements are presented below (in thousands) and reflect the Partnership's commitment for the next 15 years assuming the current right-of-way agreements will be renewed during the period. The annual amounts payable under various right-of-way agreements subsequent to 2003 are subject to adjustments as described above as well as for the effects of inflation.

Years ending December 31,
2004	$3,378
2005	3,439
2006	3,581
2007	3,732
2008	3,891
Thereafter	51,386

Total	$69,407

10.    LONG-TERM INCENTIVE PLAN

        In July 2002, the General Partner adopted the Long-Term Incentive Plan (the "Plan") for employees and affiliates who perform services for the Partnership. The Plan consists of two components, a restricted unit plan and a unit option plan. The Plan currently permits the granting of an aggregate of 1,750,000 restricted units and unit options and is administered by the Compensation

Committee of the General Partner, subject to approval by the General Partner's Board of Directors. The General Partner's Board of Directors in its discretion may terminate the Plan at any time with respect to any restricted units for which a grant has not yet been made. The General Partner's Board of Directors also reserves the right to alter or amend the Plan from time to time, including increasing the number of common units with respect to which awards may be granted; provided, however, that no change in any outstanding grant may be made which would materially impair the rights of the participant without the consent of such participant. As the restricted units vest, the General Partner has the option to acquire common units in the open market for delivery to the recipient, distribute newly issued common units from the Partnership, or pay the holder of the restricted units cash equal to the fair market value of the vested units on the vesting date. In all cases, the General Partner is reimbursed by the Partnership for such expenditures. The General Partner intends to acquire newly issued common units from the Partnership rather than pay cash as the restricted units vest, and the Partnership has so agreed, and as such, the Partnership accounts for the restricted unit plan as a fixed plan.

        In December 2002, the General Partner granted 381,250 restricted units to certain key employees which vest over varying periods ranging from approximately two to five years from the date of grant. In February 2003, April 2003, and October 2003, the General Partner granted 15,000, 9,000 and 10,000 restricted units, respectively, to certain key employees and outside directors of the General Partner, which vest over periods of approximately 3 to 5 years from the date of grant. Subject to certain exceptions, restricted units are subject to forfeiture if employment is terminated prior to vesting. The Partnership recognized $3.2 million and $0.1 million of compensation expense associated with these grants in 2003 and 2002, respectively. The fair market values of the restricted units associated with these grants was $0.8 million for grants in 2003 and $7.5 million for grants in 2002.

        Restricted unit activity during the years ended December 31, 2003 and 2002 are as follows:

Number of Restricted Units
Balance at January 1, 2002	—
Granted	381,250
Vested	—
Forfeited	—

Balance at December 31, 2002	381,250
Granted	34,000
Vested	(130,750)
Forfeited	(12,500)

Balance at December 31, 2003	272,000

        In December 2002, the General Partner granted 50,000 unit options. The unit options were granted with an exercise price equal to the fair market value at the date of grant. The outstanding unit options have 10 year terms and vest approximately two years from the date of grant. At December 31, 2003, there were 50,000 unit options outstanding.

        The per unit weighted average fair value of unit options granted in 2002 was $2.20 on the date of grant using the Black Scholes option-pricing model. The following assumptions were used to compute the weighted average fair market value of options granted:

Expected life of options	5 years
Risk free interest rates	2.7%
Estimated volatility	31.9%
Cash distribution yield	9.4%

        The Partnership applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, no compensation expense has been recognized for its unit options in the financial statements. Had the Partnership determined compensation cost based on the fair value at the grant date for its unit options under SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per limited partner unit would not have been materially reduced for the year ended December 31, 2003.

        Unit option activity during the years ended December 31, 2003 and 2002 are as follows:

	Number of Unit Options	Weighted-Average Exercise Price
Balance at January 1, 2002	—	—
Granted	50,000	$19.50
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2002	50,000	$19.50
Granted	—	—
Exercised	—	—
Forfeited	—	—

Balance at December 31, 2003	50,000	$19.50

        At December 31, 2003, the exercise price and weighted-average remaining contractual life of outstanding options was $19.50 per unit and 8.7 years, respectively.

11.    QUARTERLY FINANCIAL DATA (unaudited)

	Year ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands)
Net revenue	$30,950	$30,737	$36,118	$38,010	$135,815
Operating income	10,083	9,572	11,548	10,834	42,037
Net income	6,128	5,626	6,879	6,396	25,029
Basic net income per limited partner unit	0.29	0.26	0.30	0.25	1.10
Diluted net income per limited partner unit	0.29	0.26	0.30	0.25	1.09
	Year ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands)
Net revenue	$26,595	$33,586	$32,208	$31,805	$124,194
Operating income	10,396	11,740	11,670	10,484	44,290
Net income	9,181	9,631	8,358	6,404	33,574
Net income per limited partner unit(1)	—	—	0.25	0.30	0.55
	Year ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in thousands)
Net revenue	$17,045	$17,209	$20,736	$20,274	$75,264
Operating income	6,550	5,939	6,559	5,828	24,876
Net income	3,022	3,349	4,713	4,523	15,607

(1)
Net income per limited partner unit for the third quarter 2002 and for 2002 total, is based on income for the period from July 26 through September 30, 2002 and July 26 through December 31, 2002, respectively

12.    SEGMENT INFORMATION

        The Partnership's business and operations are organized into two regional operating units: West Coast operations and Rocky Mountain operations. The West Coast operations include PPS, PMT, and PT (for the period from July 31, 2003 to December 31, 2003). Rocky Mountain operations include RMPS (for the period from March 1, 2002), AREPI and RPL. The reporting units comprising each segment have been aggregated to reflect how the assets are operated and managed. General and administrative costs, which consist of executive management, accounting and finance, human resources, information technology, investor relations, legal, and marketing and business development, are not allocated to the individual segments. Information regarding these two operating units is summarized below:

	West Coast Operations	Rocky Mountain Operations	Intersegment and Intrasegment Eliminations	Total
	(in thousands)
Year ended December 31, 2003
Segment revenue:
Pipeline transportation revenue	$67,946	$41,298	$(7,433)	$101,811
Storage and distribution revenue(1)	12,711	—		12,711
Crude oil sales, net of purchases(3)	21,293	—		21,293

Net revenue	101,950	41,298		135,815

Expenses:
Operating	46,287	21,795	(7,433)	60,649
Transition costs	—	397		397
Depreciation and amortization	12,999	5,866		18,865

Total expenses	59,286	28,058		79,911

Share of net income of Frontier	—	(162)		(162)

Operating income(4)	$42,664	$13,078		$55,742

Total assets	$528,312	$121,891		$650,203
Capital expenditures	$9,474	$1,418		$10,892
Year ended December 31, 2002
Segment revenue:
Pipeline transportation revenue(2)	$71,126	$37,960	$(5,996)	$103,090
Storage and distribution revenue	—	—		—
Crude oil sales, net of purchases(3)	21,104	—		21,104

Net revenue	92,230	37,960		124,194

Expenses:
Operating	42,536	18,644	(5,996)	55,184
Transition costs	141	2,492		2,633
Rate case litigation settlement	—	—		—
Depreciation	11,230	4,689		15,919

Total expenses	53,907	25,825		73,736

Share of net income of Frontier	—	1,347		1,347

Operating income(4)	$38,323	$13,482		$51,805

Total assets	$353,151	$133,887		$487,038
Capital expenditures	$3,053	$2,589		$5,642

	West Coast Operations	Rocky Mountain Operations	Intersegment and Intrasegment Eliminations	Total
	(in thousands)
Year ended December 31, 2001
Segment revenue:
Pipeline transportation revenue	$64,305	$5,155	$(3,129)	$66,331
Storage and distribution revenue	—	—		—
Crude oil sales, net of purchases(3)	7,236	—		7,236

Net revenue	71,541	5,155		73,567

Expenses:
Operating	35,243	1,918	(3,129)	34,032
Transition costs	220	—		220
Rate case litigation settlement	—	1,853		1,853
Depreciation and amortization	10,887	481		11,368

Total expenses	46,350	4,252		47,473

Share of net income of Frontier	—	1,569		1,569

Operating income(4)	$25,191	$2,472		$27,663

Total assets	$345,060	$27,119		$372,179
Capital expenditures	$5,637	$177		$5,814

(1)
These amounts include five months of operations of the PT storage and distribution system, which PT acquired on July 31, 2003.

(2)
The amounts for 2002 include ten months of operations of the Western Corridor and the Salt Lake City Core systems, which RMPS acquired on March 1, 2002.

(3)
The above amounts are net of purchases of $358,454, $316,283 and $160,085 for 2003, 2002 and 2001, respectively.

(4)
The following is a reconciliation of operating income as stated above to the statements of income:

	2003	2002	2001
	(in thousands)
Income Statement Reconciliation
Operating income from above:
West Coast Operations	$42,664	$38,323	$25,191
Rocky Mountain Operations	13,078	13,482	2,472

Operating income	55,742	51,805	27,663
Less: General and administrative	13,705	7,515	2,787

Operating income	42,037	44,290	24,876
Other income	323	533	467
Interest income	156	385	320
Interest expense	(17,487)	(11,634)	(10,056)

Net income	$25,029	$33,574	$15,607

13.    EMPLOYEE BENEFIT PLAN

        The General Partner sponsors a defined contribution 401(k) plan whereby eligible employees may contribute up to 18% of their annual compensation to the plan, subject to certain defined limits. The General Partner matches employee contributions up to 6% to 12%, depending on years of service, of the employee's annual compensation. Total employer contributions to the plan for 2003, 2002 and 2001 were $1.0 million, $0.8 million and $0.3 million, respectively. The Partnership reimburses the General Partner for its contributions.

14.    COMMITMENTS AND CONTINGENCIES

        On March 15, 2002, Sinclair Oil Corporation ("Sinclair") filed a complaint with the WPSC alleging that RMPS's common stream rules and specifications and RMPS's refusal to prohibit certain types of crude oil diluents from the sour crude oil common stream, all in respect of the Big Horn segment of the Western Corridor system, are adverse to Sinclair and the public interest. A hearing on Sinclair's complaint was held by the WPSC in October 2002, and on October 21, 2003, the WPSC issued its written order, directing RMPS to adopt tariff language prohibiting the blending of certain types of crude oil containing diluents with the Wyoming sour crude oil common stream on the Big Horn segment. The effect of this decision, if it stands, is that RMPS would not be allowed to continue its practice of commingling Bow River crude oil, a Canadian crude oil that contains diluent, with the Wyoming crude oil that Sinclair claims is being harmed by the presence of such diluent. As a consequence, RMPS would be required to transport the Wyoming sour crude oil common stream in segregated batches separate from the Bow River crude oil stream containing diluent. The Partnership petitioned the WPSC for a rehearing, seeking clarification of the WPSC's order or, in the alternative, a reversal of the order. The full impact of the WPSC's order cannot be determined in the absence of further clarification from the WPSC, but if the order were to stand as issued, RMPS could be required to incur an estimated $1.7 million of additional capital investment as well as additional operating expense in order to segregate the Wyoming sour crude oils. On March 9, 2004, RMPS entered into a stipulation and agreement with Sinclair, Conoco Pipe Line Company and ConocoPhillips Company that will, if implemented, authorize the inclusion of Bow River crude oil in the Western Corridor common sour stream, as it has been included historically, but with certain Western Corridor gravity bank tariff changes designed to equitably compensate shippers for any associated disadvantage. This stipulation and agreement, which remains subject to various contingences such as shipper, WPSC and FERC approval of the agreed tariff changes, will, if implemented, eliminate the need for RMPS to segregate the Wyoming sour crude oil and will otherwise provide a resolution of Sinclair's complaint at no material cost to RMPS. Regardless of whether the conditions to the implementation of the stipulation and agreement are satisfied, the Partnership does not expect this matter to have a material adverse effect on its consolidated financial position or results of operations.

        The Partnership is subject to numerous federal, state and local laws which regulate the discharge of materials into the environment or that otherwise relate to the protection of the environment. The Partnership currently has environmental remediation liabilities of $5.5 million and right-of-way liabilities of $1.0 million, at December 31, 2003 resulting from various acquisitions which is classified in the consolidated balance sheets within "other liabilities." The actual future costs for environmental remediation activities will depend on, among other things, the identification of any additional sites, the determination of the extent of the contamination at each site, the timing and nature of required remedial actions, the technology available and required to meet the various existing legal requirements, the nature and extent of future environmental laws, inflation rates and the determination of the Partnership's liability at multi-party sites, if any, in light of uncertainties with respect to joint and several liability, and the number, participation levels and financial viability of other potentially responsible parties.

        The Partnership is involved in various other regulatory disputes, litigation and claims arising out of its operations in the normal course of business. However, the Partnership is not currently a party to any legal or regulatory proceedings, the resolution of which it could expect to have a material adverse effect on its business, financial condition or results of operations.

15.    SUBSEQUENT EVENTS

  Cash Distribution

        On January 21, 2004, the Partnership declared a cash distribution of $0.4875 per limited partner unit, payable on February 13, 2004 to unitholders of record as of January 30, 2004.

  Frontier Litigation

        In 2001, Big West Oil Company and Chevron Products Company (the "Complainants") filed complaints against Frontier with the FERC challenging rates contained in joint tariffs in which Frontier was a participating carrier and rates contained in local tariffs filed by Frontier. The joint tariffs challenged by the Complainants were filed by Express Pipeline Partnership on behalf of four connecting carriers: Express, Frontier, AREPI, and Chevron. In January 2002, Frontier reached a partial settlement with the Complainants under which Frontier agreed, among other things, to publish reduced local rates and to pay the Complainants reparations for crude oil transported on Frontier's local rates prior to the January 2002 settlement. The claim for reparations relating to Frontier's portion of the pre-settlement joint tariffs was deferred for later decision by the FERC, with Frontier and the Complainants having stipulated to the rates to be used to calculate such reparations, if any were determined by the FERC to be owing. On February 18, 2004, a decision was issued by the FERC finding Frontier liable for reparations in the aggregate amount of approximately $4.2 million, plus interest which, as of February 29, 2004, is approximately $1.1 million. Frontier has sought a rehearing of the FERC's finding that Frontier owed reparations under the joint tariffs. The Complainants have sought rehearing, arguing that the FERC erred in not ordering Frontier to pay reparations with respect to volumes that were delivered to the Complainants, but for which the Complainants were not shippers of record. If the Complainants were to prevail on their argument, the additional amount for which Frontier would be liable is approximately $1 million, including interest. The FERC has indicated that it expects to issue a ruling on rehearing by June 21, 2004. Regardless of how the FERC rules, Frontier and the Complainants have the right to appeal the decision to the U.S. Court of Appeals. The Partnership does not have control over Frontier's decision whether to appeal. The Partnership will bear 22.22% of any amount ultimately found to be due. Although the Partnership believes Frontier's position is correct, the Partnership cannot predict the outcome of the petition for rehearing or any subsequent appeal; however, based on the initial judgment, Frontier accrued $5.2 million in 2003 for this contingency. Accordingly, the Partnership has recorded a $1.1 million expense for its 22.22% share at December 31, 2003.

  Rangeland Acquisition

        On May 11, 2004, the Partnership completed the acquisition of the Rangeland Pipeline System from BP Canada Energy Company. The Rangeland Pipeline System is located in Alberta, Canada. The acquisition price for the Rangeland Pipeline System was $130.0 million (Canadian) plus approximately $29.0 million (Canadian) for linefill, working capital, transaction costs and transition capital expenditures for an aggregate purchase price of $159 million (Canadian) or $116 million (U.S.).

  MAPL Pending Acquisition

        On June 1, 2004, the Partnership also entered into a definitive purchase and sale agreement to acquire the Mid Alberta Pipeline ("MAPL"), also in Alberta, from Imperial Oil. The acquisition price for MAPL pipeline is Cdn$31.5 million, Cdn$3.1 million of which is due June 2, 2004, Cdn$23.4 million of which is due at closing and Cdn$5 million of which is deferred for three years. In addition, we expect to spend an estimated Cdn$8 million for linefill, transaction costs and first-year transition capital expenditures. At an exchange rate of US$1 = Cdn$1.3685, as of June 1, 2004 the aggregate cost is approximately US$29 million. This transaction is expected to close in June 2004, following receipt of regulatory approvals and fulfillment of other customary closing conditions.

16.    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        Pacific Energy Partners, L.P. and its predecessor are referred to as "Parent." Rocky Mountain Pipeline System LLC, Pacific Marketing and Transportation LLC, Ranch Pipeline LLC and Pacific Energy Group LLC are collectively referred to as the "Guarantor Subsidiaries." Pacific Pipeline System LLC and Pacific Terminals LLC are referred to as "Non-Guarantor Subsidiaries."

        The following supplemental condensed consolidating financial information reflects our separate accounts, the combined accounts of the Guarantor Subsidiaries, the combined accounts of our other non-guarantor subsidiaries, the combined consolidating adjustments and eliminations and our consolidated accounts for the dates and periods indicated. For purposes of the following condensed consolidating information, our investments in our subsidiaries and the Guarantor Subsidiaries' investments in their subsidiaries are accounted for under the equity method of accounting:

	Balance Sheet December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(in thousands)
Assets:
Current asssets	$2,799	$63,905	$17,168	$(15,076)	$68,796
Property and equipment	—	126,216	441,738	—	567,954
Equity investments	292,268	165,815	—	(451,197)	6,886
Intercompany notes receivable	—	276,400	—	(276,400)	—
Other assets	—	4,957	1,610	—	6,567

Total assets	$295,067	$637,293	$460,516	$(742,673)	$650,203

Liabilities and partners' capital:
Current liabilities	$—	$45,980	$19,087	$(15,076)	$49,991
Long-term debt	—	298,000	—	—	298,000
Intercompany notes payable	—	—	276,400	(276,400)	—
Other liabilities	—	1,045	6,100	—	7,145
Total partners' capital	295,067	292,268	158,929	(451,197)	295,067

Total liabilities and partners' capital	$295,067	$637,293	$460,516	$(742,673)	$650,203

	Balance Sheet December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(in thousands)
Assets:
Current asssets	$2,394	$52,783	$16,037	$(5,143)	$66,071
Property and equipment	—	124,930	279,912	—	404,842
Equity investments	214,712	123,358	—	(328,895)	9,175
Intercompany notes receivable	—	176,400	—	(176,400)	—
Other assets	—	5,911	1,039	—	6,950

Total assets	$217,106	$483,382	$296,988	$(510,438)	$487,038

Liabilities and partners' capital:
Current liabilities	$1,839	$41,070	$3,805	$(5,143)	$41,571
Long-term debt	—	225,000	—	—	225,000
Intercompany notes payable	—	—	176,400	(176,400)	—
Other liabilities	—	2,600	2,600	—	5,200
Total partners' capital	215,267	214,712	114,183	(328,895)	215,267

Total liabilities and partners' capital	$217,106	$483,382	$296,988	$(510,438)	$487,038

	Statement of Income Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(in thousands)
Operating revenues	$—	$62,589	$80,659	$(7,433)	$135,815
Operating expenses and transition costs	—	(38,663)	(29,816)	7,433	(61,046)
General and administrative expense(1)	—	(13,582)	(123)	—	(13,705)
Depreciation and amortization expense	—	(6,336)	(12,529)	—	(18,865)
Share of loss of Frontier	—	(162)	—	—	(162)

Operating income	—	3,846	38,191	—	42,037
Interest expense	—	(17,487)	—	—	(17,487)
Intercompany interest income (expense)	—	10,322	(10,322)	—	—
Equity earnings	25,010	27,907	—	(52,917)	—
Other income	19	422	38	—	479

Net income	$25,029	$25,010	$27,907	$(52,917)	$25,029

(1)
General and administrative expense is not currently allocated between guarantor and non-guarantor subsidiaries for financial reporting purposes.

	Statement of Income Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(in thousands)
Operating revenues	$—	$59,088	$71,102	$(5,996)	$124,194
Operating expenses and transition costs	—	(36,886)	(26,927)	5,996	(57,817)
General and administrative expense(1)	(30)	(7,240)	(245)	—	(7,515)
Depreciation and amortization expense	—	(5,087)	(10,832)	—	(15,919)
Share of net income of Frontier	—	1,347	—	—	1,347

Operating income	(30)	11,222	33,098	—	44,290
Interest expense	—	(5,409)	(6,225)	—	(11,634)
Intercompany interest income (expense)	—	4,259	(4,259)	—	—
Equity earnings	33,595	23,159	—	(56,754)	—
Interest and other income	9	364	545	—	918

Net income	$33,574	$33,595	$23,159	$(56,754)	$33,574

(1)
General and administrative expense is not currently allocated between guarantor and non-guarantor subsidiaries for financial reporting purposes.

	Statement of Income Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating adjustments	Total
	(in thousands)
Operating revenues	$—	$12,391	$64,305	$(3,129)	$73,567
Operating expenses and transition costs	—	(9,125)	(28,256)	3,129	(34,252)
General and administrative expense(1)	—	(331)	(2,456)	—	(2,787)
Rate case litigation settlement	—	(1,853)	—	—	(1,853)
Depreciation and amortization expense	—	(632)	(10,736)	—	(11,368)
Share of net income of Frontier	—	1,569	—	—	1,569

Operating income	—	2,019	22,857	—	24,876
Interest expense	—	(16)	(10,040)	—	(10,056)
Intercompany interest income (expense)	—	—	—	—	—
Equity earnings	15,607	13,581	—	(29,188)	—
Interest and other income	—	23	764	—	787

Net income	$15,607	$15,607	$13,581	$(29,188)	$15,607

(1)
General and administrative expense is not currently allocated between guarantor and non-guarantor subsidiaries for financial reporting purposes.

	Statement of Comprehensive Income Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net income	$25,029	$25,010	$27,907	$(52,917)	$25,029
Change in fair value of hedging derivatives	1,767	1,767	—	(1,767)	1,767

Comprehensive income	$26,796	$26,777	$27,907	$(54,684)	$26,796

	Statement of Comprehensive Income Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net income	$33,574	$33,595	$23,159	$(56,754)	$33,574
Change in fair value of hedging derivatives	(7,375)	(7,375)	—	7,375	(7,375)

Comprehensive income	$26,199	$26,220	$23,159	$(49,379)	$26,199

	Statement of Comprehensive Income Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
Net income	$15,607	$15,607	$13,581	$(29,188)	$15,607
Change in fair value of hedging derivatives	—	—	—	—	—

Comprehensive income	$15,607	$15,607	$13,581	$(29,188)	$15,607

	Statement of Cash Flows Year Ended December 31, 2003
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,029	25,010	$27,907	$(52,917)	$25,029
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(25,010)	(27,907)	—	52,917	—
Distributions from subsidiaries	42,115	39,613	—	(81,728)	—
Depreciation, amortization and other	—	9,725	12,529	—	22,254
Net changes in operating assets and liabilities	42	1,708	(8,102)	1,451	(4,901)

NET CASH PROVIDED BY OPERATING ACTIVITIES	42,176	48,149	32,334	(80,277)	42,382

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	—	(169,740)	—	(169,740)
Additions to property, equipment and other	—	(6,752)	(3,840)	—	(10,592)
Intercompany	(90,000)	(167,000)	—	257,000	—

NET CASH USED IN INVESTING ACTIVITIES	(90,000)	(173,752)	(173,580)	257,000	(180,332)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	46,176	120,921	133,402	(176,723)	123,776

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,648)	(4,682)	(7,844)	—	(14,174)
CASH AND CASH EQUIVALENTS, beginning of reporting period	2,394	13,285	8,194	—	23,873

CASH AND CASH EQUIVALENTS, end of reporting period	$746	$8,603	$350	$—	$9,699

	Statement of Cash Flows Year Ended December 31, 2002
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,574	$33,595	$23,159	$(56,754)	$33,574
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(33,595)	(23,159)	—	56,754	—
Distributions from subsidiaries	23,274	32,277	—	(55,551)	—
Depreciation, amortization and other	—	4,283	10,832	—	15,115
Net changes in operating assets and liabilities	(42)	4,323	(5,393)	(1,784)	(2,896)

NET CASH PROVIDED BY OPERATING ACTIVITIES	23,211	51,319	28,598	(57,335)	45,793

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(95,669)	—	—	(95,669)
Additions to property and equipment	—	(3,122)	(2,520)	—	(5,642)
Intercompany	(54,909)	—	—	54,909	—

NET CASH USED IN INVESTING ACTIVITIES	(54,909)	(98,791)	(2,520)	54,909	(101,311)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	34,092	57,444	(24,082)	2,426	69,880

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,394	9,972	1,996	—	14,362
CASH AND CASH EQUIVALENTS, beginning of reporting period	—	3,313	6,198	—	9,511

CASH AND CASH EQUIVALENTS, end of reporting period	$2,394	$13,285	$8,194	$—	$23,873

	Statement of Cash Flows Year Ended December 31, 2001
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating Adjustments	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,607	$15,607	$13,581	$(29,188)	$15,607
Adjustments to reconcile net income to net cash provided by operating activities:
Equity earnings	(15,607)	(13,581)	—	29,188	—
Distributions from subsidiaries	22,817	21,435	—	(44,252)	—
Depreciation, amortization and other	—	(937)	10,736	—	9,799
Net changes in operating assets and liabilities	—	2,520	4,122	(5,642)	1,000

NET CASH PROVIDED BY OPERATING ACTIVITIES	22,817	25,044	28,439	(49,894)	26,406

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	—	(31,389)	—	—	(31,389)
Additions to property and equipment	—	(393)	(5,421)	—	(5,814)
Intercompany	(90,649)	—	—	90,649	—

NET CASH USED IN INVESTING ACTIVITIES	(90,649)	(31,782)	(5,421)	90,649	(37,203)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	67,832	9,715	(28,748)	(40,755)	8,044

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	2,977	(5,730)	—	(2,753)
CASH AND CASH EQUIVALENTS, beginning of reporting period	—	336	11,928	—	12,264

CASH AND CASH EQUIVALENTS, end of reporting period	$—	$3,313	$6,198	$—	$9,511

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  EXHIBIT 99.1
INDEX TO FINANCIAL STATEMENTS
PACIFIC ENERGY PARTNERS, L.P. (Note 1) CONDENSED CONSOLIDATED BALANCE SHEETS
PACIFIC ENERGY PARTNERS, L.P. (Note 1) CONDENSED CONSOLIDATED STATEMENTS OF INCOME
PACIFIC ENERGY PARTNERS, L.P. (Note 1) CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
PACIFIC ENERGY PARTNERS, L.P. (Note 1) CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
PACIFIC ENERGY PARTNERS, L.P. (Note 1) CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
PACIFIC ENERGY PARTNERS, L.P. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2004 (Unaudited)
Report of Independent Registered Public Accounting Firm
PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1) Successor to Pacific Energy (Predecessor) CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002
PACIFIC ENERGY PARTNERS, L. P. (Note 1) Successor to Pacific Energy (Predecessor) CONSOLIDATED STATEMENTS OF INCOME Years ended December 31, 2003, 2002 and 2001
PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1) Successor to Pacific Energy (Predecessor) CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL Years ended December 31, 2003, 2002 and 2001 (in thousands)
PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1) Successor to Pacific Energy (Predecessor) CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME Years ended December 31, 2003, 2002 and 2001
PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES (Note 1) Successor to Pacific Energy (Predecessor) CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2003, 2002 and 2001
PACIFIC ENERGY PARTNERS, L.P. AND SUBSIDIARIES Successor to Pacific Energy (Predecessor) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS